UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)
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☐	Soliciting Material Pursuant to §240.14a-12
Flagstar Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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April 25, 2011
To our stockholders:
     We invite you to attend our Annual Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan on May 17, 2011 at 11:00 a.m., local time.
     Enclosed is a notice setting forth the business expected to come before the Annual Meeting, the Proxy Statement, the Proxy Card, and a copy of our Annual Report to Stockholders for 2010. Many of our directors and officers as well as representatives of Baker Tilly Virchow Krause, LLP, our independent registered public accountants for 2010, will be present to respond to questions that you may have.
     Please read the attached Proxy Statement carefully for information about the matters you are being asked to consider and vote upon. Your vote is very important to us. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.
     Thank you for your continuing support.

Sincerely,

/s/ Joseph P. Campanelli

Joseph P. Campanelli
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS
PROPOSAL 1
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2
PROPOSAL 3
AUDIT COMMITTEE REPORT
PROPOSAL 4
WHERE YOU CAN FIND MORE INFORMATION
STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
INCORPORATION BY REFERENCE
OTHER MATTERS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2011
ANNUAL REPORT ON FORM 10-K
ANNEX A

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2011
     NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Flagstar Bancorp, Inc. (the “Company”) will be held on May 17, 2011 at 11:00 a.m., local time, at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan.
     A proxy card and a proxy statement for the Annual Meeting are enclosed. We are also enclosing a copy of our 2010 Annual Report to Stockholders.
     The Annual Meeting is for the purpose of considering and acting upon the following matters:
1.	to elect nine directors to the Board of Directors to hold office for a term of one year and until their successors shall have been duly elected and qualified;

2.	to increase the maximum number of shares available for awards, the individual award limits and the maximum number of incentive option shares available for issuance under the Company’s 2006 Equity Incentive Plan;

3.	to ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accountants for the year ending December 31, 2011;

4.	to consider and approve an advisory (non-binding) proposal relating to the executive pay-for-performance compensation employed by the Company; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.
     The Board of Directors recommends that stockholders vote FOR all of the proposals.
     Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Stockholders of record of our common stock at the close of business on April 1, 2011, will be entitled to notice of and vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote will be available for inspection at the Annual Meeting.
     You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Christine M. Reid

Christine M. Reid
Secretary
Troy, Michigan
April 25, 2011
It is important that proxies be returned promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date, and complete the enclosed proxy card and return it in the enclosed envelope. No postage is required if mailed in the United States.

PROXY STATEMENT
OF
FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000
ANNUAL MEETING OF STOCKHOLDERS
May 17, 2011
     This proxy statement (“Proxy Statement”) and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Flagstar Bancorp, Inc. (the “Company”). They will be used at the 2011 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), that will be held on May 17, 2011 at 11:00 a.m., local time, at the national headquarters of the Company and Flagstar Bank, fsb (the “Bank”), 5151 Corporate Dr., Troy, Michigan. The accompanying Notice of Annual Meeting, this Proxy Statement, and the Proxy Card are being first mailed to stockholders entitled to vote at the Annual Meeting on or about April 25, 2011. As used in this Proxy Statement, the terms “we,” “us,” and “our” refer to the Company.
QUESTIONS AND ANSWERS
Why am I receiving these materials?
     The Board is providing these proxy materials to you in connection with the Annual Meeting to be held on May 17, 2011. As a stockholder of record of our common stock on the Record Date, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. Many of our directors and officers, as well as representatives of Baker Tilly Virchow Krause, LLP (“Baker Tilly”), our independent registered public accountants for 2010, will be present to respond to questions that you may have.
What information is contained in this Proxy Statement?
     This information relates to the proposals to be voted on at the Annual Meeting, the voting process, compensation of our directors and most highly paid executives, and certain other information required to be disclosed in this Proxy Statement.
Who is soliciting my vote pursuant to this Proxy Statement?
     The Board is soliciting your vote at the Annual Meeting.
Who is entitled to vote?
     Only stockholders of record of our common stock at the close of business on April 1, 2011 (the “Record Date”) are entitled to notice of and vote at the Annual Meeting.
How many shares are eligible to be voted?
     As of the Record Date, we had 553,772,453 shares of common stock outstanding and entitled to vote. Each outstanding share of common stock entitles its holder, as of the record date, to one vote on each matter to be voted upon at the Annual Meeting. For information regarding security ownership by the beneficial owners of more than 5% of the common stock and by management, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS” and “SECURITY OWNERSHIP OF MANAGEMENT.”

What am I voting on?
     You are voting on each of the following matters:
1.	to elect nine directors to the Board. Our nominees are Joseph P. Campanelli, David J. Matlin, Mark R. Patterson, Gregory Eng, James D. Coleman, David L. Treadwell, James A. Ovenden, Jay J. Hansen and Walter Carter. All nominees are current directors, and each will serve a term of one year. No other nominations have been received;

2.	to increase the maximum number of shares available for awards, the individual award limits and the maximum number of incentive option shares available for issuance under our 2006 Equity Incentive Plan;

3.	to ratify the appointment of Baker Tilly as our independent registered public accountants for the year ending December 31, 2011; and

4.	to consider and approve an advisory (non-binding) proposal relating to the executive pay-for-performance compensation employed by us.
You will also be entitled to vote on any other business that properly comes before the Annual Meeting or any adjournments thereof.
How does the Board recommend that I vote?
     The Board unanimously recommends that you vote “FOR” each of the proposals set forth in this Proxy Statement and the accompanying Notice of Annual Meeting.
How many votes are required to hold the Annual Meeting and what are the voting procedures?
     Quorum Requirement: Michigan law and our Sixth Amended and Restated Bylaws (the “Bylaws”) require that a quorum be present to allow any stockholder action at a meeting. A quorum consists of a majority of all of our outstanding shares of common stock that are entitled to vote at the Annual Meeting. Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of at least 276,886,228 shares of common stock will be required to establish a quorum. Stockholders of record who are present at the Annual Meeting, in person or by proxy, but who abstain from voting are still counted towards the establishment of a quorum. This will include brokers that are holding customers’ shares of record even though the brokers may abstain from certain votes.
     Required Votes: Each outstanding share of common stock is entitled to one vote on each proposal at the Annual Meeting. The number of required votes set forth below assumes that a quorum is present at the Annual Meeting.
1.	Election of Directors. Each director nominee shall be elected if that director receives a majority of the number of votes cast with respect to the director. For purposes of the election of directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes “withheld” from that director. Failure to vote and broker non-votes will have no effect because they will not be counted as votes cast.

2.	Increase in shares available, the individual award limits and the maximum number of incentive option shares available for issuance under the 2006 Equity Incentive Plan. The action will be approved if a majority of shares of common stock voted on this proposal are voted in favor of approval, provided that the total votes cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal. Failure to vote, broker non-votes and abstentions will not be included in the vote count to determine if a majority of shares are voted in favor of this proposal.

3.	Ratification of Independent Registered Public Accountants. The action will be approved if a majority of shares of common stock voted on this proposal are voted in favor of approval. Failure to vote, broker non-votes and abstentions will not be included in the vote count to determine if a majority of shares are voted in favor of this proposal.

4.	Consideration and Approval of the Non-binding Proposal Relating to Executive Pay-For-Performance Compensation. The action will be approved if a majority of shares of common stock voted on this proposal are voted in favor of approval. Failure to vote, broker non-votes and abstentions will not be included in the vote count to determine if a majority of shares are voted in favor of this proposal.
What is an abstention, and how will it affect the vote on a proposal?
     An “abstention” occurs when the beneficial owner of shares is present, in person or by proxy, and entitled to vote at the meeting (or when a nominee holding shares for a beneficial owner is present and entitled to vote at the meeting), but such person does not vote on the particular proposal. Abstentions will not be counted as votes cast and will have no effect on the results of the vote with respect to the proposals, although abstentions will be considered present for the purpose of determining the presence of a quorum.
What are broker non-votes, and how will they affect the vote on a proposal?
     A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Under the applicable rules of the New York Stock Exchange (“NYSE”), brokers or other nominees have discretionary voting power with respect to matters that are considered routine, but not with respect to non-routine matters. Proposals 1, 2 and 4 are considered non-routine matters and Proposal 3 is considered a routine matter. A broker or other nominee cannot vote without instructions on non-routine Proposals 1, 2 and 4, and therefore there may be broker non-votes on those proposals. Broker non-votes are not deemed to be votes cast for purposes of determining whether stockholder approval has been obtained, and broker non-votes will have no effect on the voting results for any of the proposals.
How will our controlling stockholder vote?
     Our controlling stockholder, MP Thrift Investment L.P. (“MP Thrift”), which owns or controls approximately 64.3% of our voting power on the Record Date, has indicated its intention to vote for all of the proposals.
How may I cast my vote?
     If you are the stockholder of record: You may vote by one of the following two methods:
1.	in person at the Annual Meeting; or

2.	by mail by completing the Proxy Card and returning it.
Whichever method you use, the proxies identified on the Proxy Card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a signed Proxy Card without giving specific voting instructions, the proxies will vote the shares as recommended by the Board.
     If you own your shares in “street name,” that is, through a brokerage account or in another nominee form: You are a beneficial owner, and therefore must provide instructions to the broker or nominee as to how your shares held by them should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this Proxy Statement and our Annual Report to stockholders. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to the Annual Meeting.

How may I revoke or change my vote?
     If you are the stockholder of record of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:
1.	submitting prior to May 17, 2011 a new Proxy Card bearing date that is later than the date on your initial proxy,

2.	delivering written notice to our Secretary for receipt prior to May 17, 2011, stating that you are revoking your proxy, or

3.	attending the Annual Meeting and voting your shares in person.
If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of common stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those instructions.
     Please note that your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.
Who is paying for the costs of this proxy solicitation?
     We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We usually will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.
Who will count the votes?
     Our inspectors of election for the Annual Meeting, Danielle Tatum and Connie Atallah, will receive and tabulate the ballots and voting instruction forms.
What happens if the Annual Meeting is postponed or adjourned?
     Your proxy will still be effective and may be voted at the postponed meeting. You will still be able to change or revoke your proxy until it is voted.
What happens if a nominee is unable to serve, new business is introduced or procedural matters are voted upon?
     Your proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to us in accordance with the Amended and Restated Articles of Incorporation of Flagstar Bancorp, Inc., as amended (the “Articles”). For more information on submitting matters to us, see “STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING” herein. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board. Except for procedural matters incident to the conduct of the Annual Meeting, we do not know of any other matters that are to come before the Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
     The Board is currently composed of nine directors. Pursuant to our Articles, the term of a director is one year. At this Annual Meeting, the terms of all of the current directors will expire. The Board has nominated each of them to serve for a new one-year term and until their respective successors are duly elected and qualified.
     It is intended that the persons named in the proxies solicited by the Board will vote for the election of each of these nominees. If a nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of a substitute for that nominee as the Board may recommend, or the Board may reduce its size to eliminate the vacancy. At this time, the Board does not know of any reason why any nominee might be unable to serve.
     The Board is comprised of a diverse group of sophisticated leaders and professionals who meet the standards and qualifications for our directors as described in more detail below. Many of the current directors had senior leadership roles at large companies where they gained significant and diverse management and other experiences including risk assessment, corporate strategy, public company financial reporting and leadership development. Several of the current directors have experience serving as executive directors of medium to large domestic companies and have an understanding of financial trends and the corporate governance practices and needs of companies of various sizes. Other directors have a longstanding history with us, providing the Board with a unique perspective of our operations and bridging the gap between our past and present operations. The biographies below describe the skills, attributes and experiences of each of the nominees that led the Nominating/Corporate Governance Committee and the Board to make their nominations.
The Board recommends a vote “FOR” election as directors of all of the nominees listed below.
     The following table sets forth, for the nominees and each continuing director, his or her name, that person’s age as of the Record Date and the year he or she first became our director. Each of the nominees listed below has consented to serve if elected.
Director Nominees

	Age as of the
Name	Record Date	Year First Elected Director
Joseph P. Campanelli	54	2009
Walter Carter	59	2009
James D. Coleman	64	1993
Gregory Eng	45	2009
Jay J. Hansen	47	2005
David J. Matlin	49	2009
James A. Ovenden	48	2010
Mark R. Patterson	59	2009
David L. Treadwell	56	2009
     The following sets forth the business experience of each director nominee.
     Joseph P. Campanelli has served as a member of the Board and as Chairman of the Board since 2009. Mr. Campanelli was President and Chief Executive Officer of Sovereign Bancorp, Inc. from October 10, 2006 until September 30, 2008 and a member of the Board of Directors of Sovereign Bancorp, Inc. and Sovereign Bank from January 16, 2007 until September 30, 2008. From October 1, 2008 until joining Flagstar, Mr. Campanelli advised various investment groups on banking matters. Mr. Campanelli originally joined Sovereign Bank in 1997 when it acquired Fleet Financial Group’s automotive finance group, which he headed. He became President and Chief Operating Officer of Sovereign’s New England Division in 1999 when Sovereign Bank acquired 268 branches that

Fleet divested after its merger with Bank Boston Corp. Mr. Campanelli played an active role in the branch acquisition and integration, which at the time was the largest branch and business divestiture in U.S. banking history. Mr. Campanelli played a key leadership role in the transformation of Sovereign Bank from a $10 billion thrift to an $80 billion super community bank. Prior to his employment by Sovereign, Mr. Campanelli spent nearly 20 years serving in a variety of senior and executive positions, overseeing commercial and community activities and problem asset resolution, with both Fleet Financial Group and Shawmut Bank. He began his banking career in Hartford, Connecticut in 1979. Mr. Campanelli’s experience transforming a traditional regional thrift into a full service commercial bank provides invaluable expertise to the Board. Moreover, Mr. Campanelli’s day to day leadership and intimate knowledge of our business and operations provide the Board with company-specific experience and expertise.
     Walter N. Carter has served as a member of the Board since 2009. Mr. Carter is currently a Managing Principal at Gateway Asset Management Company, a financial services consulting company focusing on consumer and commercial financial assets. Previously, Mr. Carter was Senior Vice-President and Director of Consumer Lending at Fifth Third Bank, served as a consultant to the chief executive officer of the direct to consumer retail non-conforming mortgage business for General Electric, and served as President of Manufactured Housing at Green Tree Servicing/Conseco Financial Corp. Mr. Carter’s extensive experience in banking operations and consumer lending provides significant insight and expertise to the Board, particularly as we continue to refine and execute our business operations in the current environment.
     Dr. James D. Coleman has served as a member of the Board since 1993, and is the longest tenured director. He is a retired board certified physician. Prior to his retirement in 1997, he served as director of emergency services and spent 17 years on the board of directors of a prominent Michigan hospital. Given his tenure on the Board and experience in dealing with the Company’s operations, Dr. Coleman is an invaluable resource in understanding past strategic decisions and helping to bridge the gap between prior and current management.
     Gregory Eng has served as a member of the Board since 2009. Mr. Eng is a Partner at MatlinPatterson Global Advisers LLC, which he joined in August 2002 and has managed investments throughout Asia, Europe and North America. Mr. Eng’s background in restructuring distressed companies globally, including operations in the mortgage industry, and his experience as the Partner managing MP Thrift’s investment in the Company, brings a combined intimate knowledge of our business and operations with the perspective of a major shareholder and seasoned investor.
     Jay J. Hansen has served as a member of the Board since 2005. Mr. Hansen is co-founder and President of O2 Investment Partners, LLC, a private equity investment group that seeks to acquire a majority interest in small and middle market manufacturing, niche distribution, select service and technology businesses, as well as certain special situations. Prior to forming O2 Investment Partners, Mr. Hansen provided consulting services to financial and manufacturing concerns. Prior to December 2006, Mr. Hansen was Chief Operating Officer of Noble International, Ltd., a Nasdaq-listed company and a supplier of automotive parts, component assemblies and value-added services to the automotive industry, from February 2006 to December 2006; Vice-President and Chief Financial Officer from May 2003 to February 2006; and Vice-President of Corporate Development from 2002 to 2003. Mr. Hansen was Vice-President at Oxford Investment Group, a privately held merchant bank with holdings in a variety of business segments, from 1994 to 2002. Prior to Oxford Investment Group, Mr. Hansen had ten years experience in commercial banking, in various lending and special asset capacities. Mr. Hansen’s experience as principal financial officer of a NASDAQ listed public company headquartered in Michigan provides the Board and the Audit Committee with valuable expertise as a financial expert. In addition, Mr. Hansen’s experience as a business operator and, more recently, a principal in a Michigan based private equity investment group provides us with valuable insight into the Michigan market.
     David J. Matlin has served as a member of the Board since 2009. Mr. Matlin is the Chief Executive Officer of MatlinPatterson Global Advisers LLC, a $9.0 billion private equity firm, which he co-founded in July 2002. Prior to forming MatlinPatterson, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and headed their Distressed Securities Group upon its inception in 1994. Mr. Matlin was also a Managing Director and a founding partner of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P., from 1988 to 1994. Mr. Matlin serves on the board of directors of Global Aviation Holdings and Standard Pacific Corp. Mr. Matlin’s background in distressed companies and his experience serving on several public company boards, including in the mortgage industry, brings extensive leadership, risk assessment skills and public company expertise to the Board. Also, Mr. Matlin is a controlling member of MP Thrift, and as such, he provides the Board with the perspective of a major shareholder.
     James A. Ovenden has served as a member of the Board since 2010. Since 2002, Mr. Ovenden has been the principal consultant with CFO Solutions of SC, LLC, a financial consulting business for middle market companies requiring credit restructuring and business advisory services. Mr. Ovenden was previously the Chief Financial Officer of AstenJohnson Holdings LTD, a manufacturer of paper machine clothing, specialty fabrics, filaments and drainage equipment in 2009 and 2010. Mr. Ovenden was previously a founding principal of OTO Development, Inc., a hospitality development company, and retired as Chief Financial Officer effective December 31, 2007. Prior to that, he served as the Chief Financial Officer, Secretary and Treasurer of Extended Stay America, Inc. from January 2004 until May 2004, when the company was sold. In 2010, Mr. Ovenden also served as a director and chairman of the audit committees of The Polymer Group, Insight Health Services Holdings Inc., and Haights Cross Communications, Inc. Mr. Ovenden’s experience and expertise in other public companies’ financial and audit programs and policies provide the Board with invaluable expertise in these areas.
     Mark R. Patterson has served as a member of the Board since 2009. Mr. Patterson is the Chairman of MatlinPatterson Global Advisers LLC, a $9.0 billion private equity firm, which he co-founded in July 2002. Mr. Patterson is also a Director of Gleacher & Company (formerly known as Broadpoint Securities Group, Inc.), and Allied World Assurance Company Holdings, Ltd. Previously, Mr. Patterson was a Director for Polymer Group, Inc. Mr. Patterson has over 35 years of commercial, investment and merchant banking experience. Prior to the formation of MatlinPatterson Global Advisers LLC, Mr. Patterson was a Managing Director at Credit Suisse First Boston, where he served as Vice Chairman from 2000 to 2002. Mr. Patterson’s background in distressed companies and his experience serving on several public company boards, including in the mortgage industry, brings extensive leadership, risk assessment skills and public company expertise to the Board. Also, Mr. Patterson is a controlling member of MP Thrift and, as such, he provides the Board with the perspective of a major shareholder.
     David L. Treadwell is currently the Lead Director, and has served as a member of the Board since 2009. Mr. Treadwell is President and Chief Executive Officer, and a member of the board of EP Management Corporation (formerly known as EaglePicher Corporation), a diversified industrial products company, and has served in the role since August 2006. Prior to that, he has served as its Chief Operating Officer from November 2005 until August 2006, and as a division president from July 2005 until November 2005. From August 2004 until March 2005, Mr. Treadwell was Chief Executive Officer of Oxford Automotive, a $1 billion Tier 1 automotive supplier of stampings and welded assemblies, and from 2002 until August 2004, Mr. Treadwell provided business consulting services. Mr. Treadwell is currently a director at Fairpoint Communications, a company that provides communication services to residential and business customers, and director and Chairman of C&D Technologies, a technology company that produces and markets systems for the conversion and storage of electrical power. With his experience as the principal executive officer of a large Michigan corporation, Mr. Treadwell provides valuable insight and guidance on issues of corporate strategy and risk management, particularly as to his expertise and understanding of the Michigan market. Moreover, Mr. Treadwell has had considerable experience with distressed companies and has been instrumental in turnarounds.
Board and Committee Meetings and Committees
     The Board generally meets on a monthly basis, or as needed. During the year ended December 31, 2010, the Board met 14 times, including four special meetings related to capital raising activities. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board during 2010, and (ii) the total number of meetings held by all committees of the Board on which that director served.
     While we do not have a policy regarding director attendance at the Annual Meeting of Stockholders, we encourage directors to attend every annual meeting. All of our directors attended last year’s annual meeting of stockholders held on May 27, 2010.

Nominating/Corporate Governance Committee
     The Nominating/Corporate Governance Committee consists of directors David J. Matlin and Gregory Eng. The chairman of the Nominating/Corporate Governance Committee is Mr. Matlin. The Nominating/Corporate Governance Committee met twice during 2010. We are a controlled company for purposes of the NYSE (defined as a company with over 50% of the voting power held by an individual, group or other company), and as such are exempt from the requirement that director nominees be selected, or recommended for the Board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors.
     Among other things, the Nominating/Corporate Governance Committee is responsible for reviewing annually the requisite skills and characteristics required of Board members, selecting, evaluating and recommending nominees for election by the Company’s stockholders and reviewing and assessing the adequacy of the Company’s policies and practices on corporate governance, including the Corporate Governance Guidelines. The charter of the Nominating/Corporate Governance Committee, as well as the Corporate Governance Guidelines, may be found on our website under the investor relations section at www.flagstar.com.
     The Nominating/Corporate Governance Committee considers prospective nominees for the Board based on the need to fill vacancies or the Board’s determination to expand the size of the Board. This initial determination is based on information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation. The Committee then evaluates the prospective nominee against the standards and qualifications set forth below, including relevant experience, industry expertise, intelligence, independence, diversity of background and outside commitments.
     The general criteria for nomination to the Board include:
•	Possessing personal and professional ethics, integrity and values, and commitment to representing the best interests of our stockholders and other constituencies;

•	Reputations, both personal and professional, consistent with our image and reputation;

•	Relevant experience and expertise and able to add value and offer advice and guidance to our Chief Executive Officer based on that experience and expertise;

•	Current knowledge and contacts in our industry and other industries relevant to our business, ability to work with others as an effective group and ability to commit adequate time as a director;

•	The ability to exercise sound business judgment; and

•	Selection so that the Board is a diverse body.
     The Board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant in the role of the board and the needs of our business. Accordingly, the Board, through the Nominating/Corporate Governance Committee, will regularly review the changing needs of the business and the skills and experience resident in its members, with the intention that the Board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The Board’s commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience. The Board believes that it has been effective in its commitment to establishing a Board that consists of members with diverse backgrounds, skills and experience that are relevant to the role of the Board and the needs of the business.
     In considering director nominees, the Nominating/Corporate Governance Committee has not used third party search firms to assist in this purpose. The Nominating/Corporate Governance Committee recommends to the

Board the slate of directors to be nominated for election at the Annual Meeting of Stockholders, but the Board is responsible for making interim appointments of directors in accordance with our Articles and Bylaws.
Compensation Committee
     During 2010, the Compensation Committee consisted of directors David J. Matlin, Gregory Eng and Dr. James D. Coleman. The Chairman of the Compensation Committee is Mr. Matlin. The Compensation Committee met five times during 2010. The charter of the Compensation Committee may be found on our website under the investor relations section at www.flagstar.com.
     On January 30, 2009, we became a controlled company for purposes of the NYSE. Section 303A.00 of the NYSE Listed Company Manual (the “NYSE Manual”) exempts a controlled company from the rules that require that (1) the compensation of the chief executive officer of the company be determined, or recommended to the board of directors for determination, either by a compensation committee comprised of independent directors or by a majority of the independent directors on its board of directors, (2) the chief executive officer may not be present during voting or deliberations, and (3) compensation for all other executive officers must be determined, or recommended to the board of directors for determination, either by the compensation committee or a majority of the independent directors on the board of directors. Accordingly, as a controlled company, we are not required to have officer compensation, including the compensation of the chief executive officer, determined or approved by a compensation committee or a majority of the independent directors on our Board.
     The Compensation Committee is responsible for establishing the policies that govern executive compensation and for recommending the components and structure of executive compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the Chairman of the Board and of our Chief Executive Officer, evaluates performance in light of such goals and objectives, determines compensation of the Chairman of the Board and of the Chief Executive Officer based on such respective evaluations, and makes compensation recommendations to the Board related to other executive officers.
     The Compensation Committee may delegate its authority to a subcommittee composed solely of directors that satisfy its membership criteria but has never done so. However, the Compensation Committee frequently requests that management assist in evaluating employee performance, recommending factors and targets for incentive compensation, recommending compensation levels and forms of awards, and providing information with respect to, among other things, strategic objectives and the current market environment. The Compensation Committee also engaged McLagan, an independent compensation consultant, to conduct a review of its compensation program and provide relevant market data and alternatives to consider when making compensation decisions as discussed below.
Audit Committee
     During 2010, the Audit Committee consisted of directors Jay J. Hansen, James A. Ovenden and Dr. James D. Coleman. The chairman of the Audit Committee is Mr. Hansen. The Audit Committee met 15 times in 2010. The Board has determined that Mr. Hansen qualifies as an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Further, the Board certifies that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined by the rules of the NYSE. The charter of the Audit Committee may be found on our website under the investor relations section at www.flagstar.com.
     The Audit Committee is responsible for reviewing our audit programs and the activity of the Bank. The Audit Committee oversees the quarterly regulatory reporting process, oversees the internal compliance audits as necessary, receives and reviews the results of each external audit, reviews management’s responses to independent registered public accountants’ recommendations, and reviews management’s reports on cases of financial misconduct by employees, officers or directors. The Audit Committee is also responsible for engaging the Company’s independent registered public accountants and for the compensation and oversight of the work of our independent registered public accountants for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us.

     The Audit Committee adopted the Flagstar Bancorp, Inc. Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), which requires the committee to pre-approve the audit and non-audit services performed by the independent registered public accountants and confirm that such services do not impair the independent registered public accountants’ independence. Among other things, the Pre-Approval Policy provides that unless a service to be provided by the independent registered public accountants has received general pre-approval, it requires specific pre-approval by the Audit Committee. Further, the Pre-Approval Policy provides that any services exceeding pre-approval cost levels will require specific pre-approval by the Audit Committee. In 2010, all of the fees paid to our independent registered public accountants were pre-approved by the Audit Committee.
Board Leadership Structure
     The Board believes that our Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Non-management directors and management have different perspectives and roles in strategy development. Our non-management directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.
     One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.
Risk Management
     The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees management of financial risks. Our Nominating/Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.
     The Governance and Risk Committee was formed in early 2010 for the purpose of monitoring and overseeing credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk of the Company and its subsidiaries. During 2010, the Governance and Risk Committee consisted of David L. Treadwell, Joseph P. Campanelli, Gregory Eng and Walter N. Carter. The chairman of the Governance and Risk Committee is Mr. Treadwell. The Governance and Risk Committee met once during 2010. The charter of the Governance and Risk Committee can be found on our website under the investor relations section at www.flagstar.com.
Director Compensation
     Our general policy is to provide non-management directors with compensation that is intended to assist us in attracting and retaining qualified non-management directors. We do not pay director compensation to directors who are also our employees. In addition, directors David J. Matlin, Mark Patterson and Gregory Eng have waived the receipt of compensation for serving on the Board or its committees.
     The Nominating/Corporate Governance Committee has the primary responsibility to review director compensation and benefits on an annual basis and recommend any revisions to the Board. In 2009, McLagan was retained to conduct a review of the director compensation program and to provide the Nominating/Corporate

Governance Committee with relevant market data and alternatives to consider when making compensation decisions. The compensation of non-management directors for their service on the Board and its committees was determined in 2010 as follows:
•	Annual retainer, $25,000;

•	For each monthly Board meeting, $2,000 for attendance in person or $1,000 for attendance by telephone;

•	For each special Board meeting, $500;

•	For each Audit Committee meeting, $1,500;

•	Annual additional retainer fee for the chairman of the Audit Committee, $10,000;

•	For each regular telephone Audit Committee meeting, $750;

•	For each Compensation Committee meeting, $1,000;

•	Annual retainer fee for the chairman of the Compensation Committee, $10,000;

•	For each regular telephone Compensation Committee meeting, $500;

•	For each Nominating/Corporate Governance Committee meeting, $1,000 for attendance in person and $500 for attendance by telephone;

•	Annual additional retainer for Lead Director, $10,000;

•	For each Independent Director meeting on the same as the monthly meeting $300 for attendance in person, $150 for attendance by phone; and

•	For each Independent Director meeting on any other day than the monthly meeting, $800 for attendance in person, $300 for attendance by phone.
The compensation of non-management directors for their service on the Board and its committees was not changed for 2011.
     The Company reimburses non-management directors who attend meetings of the Board or its committees from out-of-town for reasonable travel expenses, including accommodations.
     In addition, non-management directors are eligible to receive equity-based compensation under the 2006 Equity Incentive Plan.

     The table below details the compensation earned by our non-management directors in 2010.

	Fees Earned
	Or Paid in	Stock	All Other
Name	Cash	Awards (1)	Compensation	Total
Walter Carter	$41,300	$47,250	$—	$88,550
James D. Coleman	69,350	47,250	—	116,600
Gregory Eng (2)	—	—	—	—
Lesley Goldwasser (3)	36,850	47,250	—	84,100
Jay J. Hansen (4)	78,350	47,250	—	125,600
David J. Matlin (2)	—	—	—	—
James A. Ovenden	56,800	47,250	—	104,050
Mark R. Patterson (2)	—	—	—	—
David L. Treadwell	52,450	47,250	—	99,700

(1)	Directors (with the exception of Messrs. Matlin, Patterson and Eng) were issued a one-time grant of 7,500 restricted shares of common stock on January 22, 2010, which will vest on May 25, 2011. The amount shown represents the value of the stock grants at the date of grant as determined using the closing price $(6.30) of our common stock reported on the NYSE on grant date, January 22, 2010.

(2)	Messrs. Matlin, Patterson and Eng waived the receipt of compensation for serving on the Board or its committees.

(3)	Ms. Goldwasser resigned from the Board effective August 17, 2010 and forfeited her restricted shares of common stock.
CORPORATE GOVERNANCE
General
     We initially adopted Corporate Governance Guidelines in 2004, and the Nominating/Corporate Governance Committee reviews and assesses the adequacy of those guidelines annually and recommends amendments as necessary. You may obtain the Corporate Governance Guidelines and the charters of each of the Board’s committees, including the Audit Committee, the Compensation Committee and Nominating/Corporate Governance Committee, on our website under the investor relations section at www.flagstar.com. These documents are also available in print upon written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.
Code of Business Conduct and Ethics
     The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to actions of our employees, officers and directors including the principal executive officer, principal financial officer, and principal accounting officer. Among other things, the Code of Conduct requires compliance with laws and regulations, avoidance of conflicts of interest and insider trading, and reporting of illegal or unethical behavior. Further, the Code of Conduct provides for special ethics obligations for employees with financial reporting obligations. A copy of the Code of Conduct may be found on our website under the investor relations section at www.flagstar.com. Also, the Code of Conduct is available in print upon written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.

Stockholder Nominations
     While the Nominating/Corporate Governance Committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from our stockholders for nominees. Stockholders who wish to nominate candidates for election to the Board at the Annual Meeting must follow the procedures outlined in “STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING.” The Nominating/Corporate Governance Committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates, as set forth above under “PROPOSAL 1 — ELECTION OF DIRECTORS — Nomination/Corporate Governance Committee.”
     All stockholder nominations for new directors must be in writing and must set forth as to each director candidate recommended the following: (1) name, age, business address and, if known, residence address of the nominee; (2) the principal occupation or employment of the nominees; (3) the number of shares of common stock that are beneficially owned by the nominee; and (4) any other information relating to the person that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations. Certain information as to the stockholder nominating the nominee for director must be included, such as the name and address of the stockholder and the number of shares of common stock which are beneficially owned by the stockholder. The stockholder must promptly provide any other information requested by us.
Independence
     Section 303A.00 of the NYSE Manual exempts a controlled company, such as the Company, from the requirements that a majority of its board of directors be comprised of “independent” directors, that the compensation of our Chief Executive Officer and all of our other executive officers be determined or recommended to the Board for determination either by a majority of independent directors or a compensation committee comprised solely of independent directors, and that director nominees either be selected or recommended for selection by the board of directors by a majority of independent directors or a nominations committee comprised solely of independent directors. The Audit Committee of our Board is comprised of the following three members: Jay J. Hansen, James A. Ovenden, and James D. Coleman, each of whom is “independent,” as that term is defined by Section 303A.02 of the NYSE Manual, and the constitution of the Audit Committee complies with the NYSE independence standards for audit committees and the regulations of the SEC applicable to audit committees. None of Messrs. Hansen, Ovenden or Coleman have any relationship or have been involved in any transaction or arrangement with us that required consideration by the Board under the applicable independence standards in determining that such director is independent.
     The Board has conducted its annual review of director independence. During this review, the Board considered relationships and transactions during the past three years between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those reported under “CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS.” The purpose of the review was to determine whether any such relationship or transactions were inconsistent with a determination that the director is independent.
     Based on its review, the Board has affirmatively determined that directors James D. Coleman, Jay J. Hansen, James A. Ovenden and David L. Treadwell are independent in accordance with applicable SEC and NYSE rules. The Board considered all relevant facts and circumstances in concluding that such persons are independent and have no material relationship with us. As of and after the Annual Meeting, the entirety of the Board’s Audit Committee will be composed of independent directors. However, a majority of the Board and Compensation Committee and the entirety of the Board’s Nominating/Corporate Governance Committee are not independent.
Director and Executive Officer Stock Ownership Guidelines
     The Board previously adopted stock ownership requirements for our directors and executive officers and included such requirements in our Corporate Governance Guidelines. Non-management directors must meet or exceed these requirements within one year of joining the Board, and senior officer are expected to meet or exceed these requirements within one year of joining us. Each of the non-management directors and senior officers meet or exceed the requirement set forth in the stock ownership guidelines.

Executive Sessions of Non-Management Directors
     All non-management directors meet in executive session at least four times per year. No employee of the Company may attend or participate in such executive sessions. The Board will annually designate the lead non-management director, which we refer to in this Proxy Statement as the Lead Director, to chair the executive sessions and to establish and distribute an agenda for each such meeting. David L. Treadwell has been designated the Lead Director for 2011.
Communications with the Board or the Lead Director
     Individuals who have an interest in communicating directly with a member of the Board, the Board or the non-management members of the Board may do so by directing the communication to the “Board of Directors — [name of individual director],” “Board of Directors,” or “Lead Director,” respectively. The Lead Director is the presiding director for non-management sessions of the Board. Following each meeting of the non-management directors, the Lead Director determines whether any communication necessitates discussion by the full Board. Any communications should be sent to the following address: Flagstar Bancorp, Inc., Attention: Corporate Secretary, 5151 Corporate Drive, Troy, Michigan, 48098.
Succession Plan
     Pursuant to the Corporate Governance Guidelines, the Chief Executive Officer and the Nominating/Corporate Governance Committee review succession planning with the Board on an annual basis. The Board has adopted a succession plan that is consistent with industry practice and would provide for an orderly transition in case of a catastrophic event involving the Chairman and/or the Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     Persons and groups that beneficially own more than 5% of our common stock are generally required under federal securities laws to file certain reports with the SEC detailing such ownership. The term “beneficial ownership” means the shares held as of the Record Date plus shares underlying any options or securities that are exercisable or convertible into common stock, as the case may be, as of or within 60 days before or after the Record Date. The following table sets forth, as of the Record Date, certain information as to the common stock beneficially owned by any person or group of persons who are known to the Company to be the beneficial owners of more than 5% of our common stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of our common stock at the Record Date. This table is based on information included in Schedule 13Gs and Schedule 13Ds filed with the SEC.

	Common Stock
Name and Address of			Percent of
Beneficial Owner	Shares		Class(1)
MP Thrift Investments L.P. MPGOP III Thrift AV-I L.P. MPGOP (Cayman) III Thrift AV-I L.P. MP (Thrift) Global Partners III LLC MP (Thrift) Asset Management LLC MP (Thrift) LLC David J. Matlin Mark R. Patterson MP (Thrift) Global Advisers III LLC	356,003,524	(2)	64.3%
c/o MatlinPatterson Global Advisers LLC 520 Madison Avenue, 35th Floor New York, New York 10022

Wellington Management Company, LLP	31,108,563	(3)	5.6%
280 Congress Street Boston, Massachusetts 02210

(1)	The percentage owned is calculated for each stockholder by dividing with respect to our common stock, (i) the total number of outstanding shares beneficially owned by such stockholder as of the Record Date plus the number of shares such person has the right to acquire within 60 days of the Record Date, into (ii) the total number of outstanding shares as of the Record Date plus the total number of shares that such person has the right to acquire within 60 days of the Record Date.

(2)	Based solely on a Schedule 13D filed with the SEC on December 27, 2010, these persons beneficially own, and are the record holder of, 356,003,524 shares of our common stock over which they have shared voting and dispositive power.

(3)	Based solely on a Schedule 13G filed with the SEC on February 14, 2011, Wellington Management Company, LLP has shared dispositive power over 31,108,563 of the shares of common stock, of which it has shared voting power over 30,846,267 of the shares.

EXECUTIVE OFFICERS
     The following table sets forth the name and age (as of the Record Date) of the Company’s executive officers.

Name and Age	Position(s) Held

Joseph P. Campanelli, 54	Chairman of the Board of the Company and the Bank, President and Chief Executive Officer of the Company and the Bank
Salvatore J. Rinaldi, 56	Executive Vice President and Chief of Staff of the Company and the Bank
Paul D. Borja, 50	Executive Vice President and Chief Financial Officer of the Company and the Bank
Matthew A. Kerin, 57	Executive Vice President and Managing Director, Mortgage Banking and Warehouse of the Bank
Todd McGowan, 47	Executive Vice President and Chief Risk Officer of the Company and the Bank
Marshall Soura, 71	Executive Vice President and Director of Corporate Services of the Bank
Matthew I. Roslin, 43	Executive Vice President, Chief Legal Officer and Chief Administrative Officer of the Company and the Bank
Steven J. Issa, 56	Executive Vice President and Managing Director, Commercial Banking of the Bank
Michael J. Tierney, 55	Executive Vice President and Managing Director, Retail Banking of the Bank
     Joseph P. Campanelli has served as President and Chief Executive Officer since September 2009 and Chairman of the Board since November 2009. Mr. Campanelli was President and Chief Executive Officer and a member of the Board of Directors of Sovereign Bancorp, Inc. and Sovereign Bank until September 30, 2008, where he oversaw nearly 750 community banking centers and 12,000 team members. Mr. Campanelli originally joined Sovereign Bank in 1997 when it acquired Fleet Financial Group’s automotive finance group, which was headed by Mr. Campanelli. He became President and Chief Operating Officer of Sovereign’s New England Division in 1999 when Sovereign Bank acquired 268 branches that Fleet Financial Group divested after its merger with Bank Boston Corp. Mr. Campanelli played an active role in the branch acquisition and integration, which at the time was the largest branch and business divestiture in U.S. banking history. Mr. Campanelli played a key leadership role in the transformation of Sovereign Bank from a $10 billion thrift to an $80 billion super community bank. Prior to his employment by Sovereign, Mr. Campanelli spent nearly 20 years serving in a variety of senior and executive positions, overseeing commercial and community activities and problem asset resolution, with both Fleet Financial Group and Shawmut Bank. He began his banking career in Hartford, Connecticut in 1979. In his over 30 years experience, Mr. Campanelli has served in a variety of senior and executive positions and has a history of successfully managing through a variety of economic conditions, with a track record of leading transformational change.
     Salvatore J. Rinaldi has served as Executive Vice President and Chief of Staff since October 2009. Mr. Rinaldi was Executive Vice-President and Chief of Staff of Sovereign Bancorp, Inc. until February 2009. Mr. Rinaldi joined Sovereign Bancorp in August 1998 and served in a variety of senior positions including managing all acquisitions and major system conversions for the organization. Mr. Rinaldi oversaw the integration of the Fleet/Bank Boston branches for Sovereign. At Sovereign, Mr. Rinaldi also managed the post-acquisition integration of nine financial institutions with asset sizes ranging from $250 million to $15 billion, and converted most major systems for the company. Additionally, Mr. Rinaldi managed most corporate and special projects initiatives for Sovereign and supervised the IT, Operations, Administrative and Project Management functions. Prior to Sovereign, Mr. Rinaldi worked for 25 years in the banking industry, during which he held a number of senior and executive positions at Fleet Bank, Shawmut Bank and Connecticut National Bank.
     Paul D. Borja has served as Executive Vice President since May 2005 and Chief Financial Officer since June 2005. Mr. Borja has worked with the banking industry for more than 25 years, including as an audit and tax CPA with a Big 4 accounting firm and with other accounting firms from 1982 through 1990 specializing in financial institutions. He also practiced as a banking, corporate, tax and securities attorney in Washington DC from 1990 through 2005, where he assisted with or managed mergers and acquisitions of banks and thrifts, structured the corporate and tax aspects of mergers ranging in asset size from $50 million to $13 billion, managed initial public offerings and public and private secondary offerings of debt and equity, provided bank regulatory advice and assisted with accounting standard interpretations and reviews of financial processes. Mr. Borja previously served on the board of directors of the Federal Home Loan Bank of Indianapolis and also served as the vice chairman of its Finance Committee.
     Matthew A. Kerin has served as Executive Vice President and Managing Director, Mortgage Banking and Warehouse, since November 2009. Prior to joining Flagstar, Mr. Kerin has spent twenty years in financial services, most recently having served as head of Corporate Specialties at Sovereign Bank overseeing multiple business units, among them, mortgage banking and warehouse lending, home equity underwriting and credit cards, auto finance, capital markets and private banking and investment sales. Prior to joining Sovereign in 2006, Mr. Kerin was chief operating officer with Columbia Management Distributors, Bank of America’s asset management sales organization. Prior to joining Bank of America in April 2004, following its merger with FleetBoston, Mr. Kerin was chief administrative officer of FleetBoston Financial’s asset management organization. During his career at FleetBoston, he was also Executive Vice-President, Corporate Strategy & Development where he was involved in the development and execution of corporate strategic initiatives merger and acquisitions, joint ventures and strategic investments, and the Project Management Office, managing various integration/consolidation activities for numerous large acquisitions. Prior to Fleet, Mr. Kerin held senior management roles at Shawmut Bank and Hartford National Bank, including mergers and acquisitions, strategy, real estate workout, and corporate finance.
     Todd McGowan has served as Executive Vice President and Chief Risk Officer since January 2010. Mr. McGowan has over 20 years experience in performing compliance audits and improving internal control performance for many Fortune 500 public and private companies in the financial services and manufacturing industries. From 1998 until 2009, Mr. McGowan was a Partner with Deloitte & Touche LLP, and, among other responsibilities, developed and implemented Sarbanes-Oxley compliance programs, developed and managed internal audits of Sarbanes-Oxley compliance programs, implemented enterprise risk management programs, and developed risk assessment techniques and risk mitigation strategies for financial institutions ranging in size from $500 million to $20 billion in Michigan and Ohio.
     Marshall Soura has served as Executive Vice President and Director of Corporate Services since October 2009. Mr. Soura has over 40 years of banking industry experience, most recently as Chairman of the Board and Chief Executive Officer of Sovereign Bank’s Mid-Atlantic Division and Executive Vice-President with responsibility for all retail and commercial banking operations in the Mid-Atlantic Division until September 2008. Previously at Sovereign, Mr. Soura served as Executive Vice President and Managing Director of the Global Solutions Group and Marketing Department overseeing the cash management, international trade banking, government banking, financial institutions and strategic alliances business units. Prior to joining Sovereign, Mr. Soura served in a variety of executive positions at BankBoston, BankOne, Bank of America and Girard Bank (Mellon Bank East).
     Matthew I. Roslin has served as Chief Legal Officer of the Company and the Bank since April 2004, Executive Vice-President since 2005 and Chief Administrative Officer since 2009. Prior to joining Flagstar, Mr. Roslin was Executive Vice-President, Corporate Development of MED3000 Group, Inc., a privately held healthcare management company that he joined in 1996 as its General Counsel. During his tenure with MED3000, Mr. Roslin served on the Board of Directors and helped transition the company from a virtual startup to a national healthcare management company with over 1,700 employees and operations in 14 states. Prior to joining MED3000, Mr. Roslin practiced corporate law at Jones Day and Dewey Ballantine from 1991 through 1997, with a focus on mergers and acquisitions in the health care, retail and financial services industries, ranging in asset size of up to $30 billion.
     Steven J. Issa has served as Executive Vice President and Managing Director, Commercial Banking since February 2011. Mr. Issa has over 33 years of experience in banking, most recently as Executive Vice President and Managing Director of the New England Middle Market and Specialty Group at Sovereign Bank, with loans outstanding in excess of $10 billion. In addition, in his role as the Rhode Island Market Chief Executive Officer at Sovereign, Mr. Issa oversaw 32 Retail Community branches with deposits of $2 billion. Prior to joining Sovereign, Mr. Issa served in executive positions at Fleet Bank, Shawmut Bank (acquired by Fleet Bank) and Old Stone Bank.

     Michael J. Tierney has served as Executive Vice President and Managing Director, Retail Banking since February 2011. Mr. Tierney has over 33 years of experience in retail, consumer and commercial banking in Michigan and throughout the Midwest, most recently as President and Chief Executive Officer of the Bluewater Bank Group, an investment group formed to purchase Michigan banks. Prior to that, Mr. Tierney was the President and Chief Executive Officer for Peoples State Bank, and was also the Senior Vice President and Managing Director for Midwest Business Banking at Chase. In addition, Mr. Tierney began his career at Comerica Bank, where he served for 28 years in various senior leadership roles, most notably as Senior Vice President, Personal Financial Services, where he oversaw 256 Michigan branches and was responsible for over $13.5 billion in small business and retail deposits.
SECURITY OWNERSHIP OF MANAGEMENT
     This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock as of the Record Date by all of our directors and executive officers as a group. A total of 553,772,453 shares of common stock were issued and outstanding as of the Record Date.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(a), (b)	Percent of Class
Joseph P. Campanelli	774,267	0.1%
Walter Carter	8,500	*
James D. Coleman (c)	274,316	*
Gregory Eng (d)	356,003,524	64.3%
Jay J. Hansen	16,373	*
David J. Matlin (d)	356,003,524	64.3%
James A. Ovenden	87,500	*
Mark R. Patterson (d)	356,003,524	64.3%
David L. Treadwell	7,500	*
Salvatore J. Rinaldi	153,687	*
Paul D. Borja	169,905	*
Matthew A. Kerin	447,026	0.1%
Matthew I. Roslin (e)	30,203	*
All directors and executive officers as a group (17)	358,158,873	64.7%

*	Less than 0.1%

(a)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled.

(b)	These amounts also include shares of common stock underlying options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, regardless of exercise price, to purchase shares of common stock for the following persons: Mr. Borja, 1,144 shares; and Mr. Roslin, 252 shares; and all directors and executive officers as a group, 1,396 shares.

(c)	This amount includes 4,500 shares held indirectly by his wife.

(d)	Please see footnote (b) to the “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS” table above for further information with respect to the share holdings of Messrs. Matlin, Patterson and Eng.

(e)	This amount includes 2,230 shares held indirectly in an individual retirement account and 4,049 shares held indirectly in the Bank 401(k) Plan.

COMPENSATION DISCUSSION AND ANALYSIS
     This Compensation Discussion and Analysis addresses our compensation program, philosophy and objectives, our process for making compensation decisions, including the role of management, the Board and the Compensation Committee in the design of our compensation program, and the components of our 2010 executive compensation program. We address the factors most relevant to an understanding of what our compensation program is designed to reward, including each of the essential elements of compensation, why we chose to pay each element of 2010 compensation, how we determined the amount of each compensation element, and how each compensation element fits into our overall compensation objectives and affects decisions regarding other compensation elements.
     In accordance with applicable SEC rules and regulations, this section and the related tables that follow this section provide information regarding the compensation paid to our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers who were serving as such as of December 31, 2010. These individuals, who we refer to in this Proxy Statement as the “Named Executive Officers,” are as follows:
•	Joseph P. Campanelli, Chairman of the Board and Chief Executive Officer;

•	Paul D. Borja, Executive Vice-President and Chief Financial Officer;

•	Salvatore J. Rinaldi, Executive Vice-President and Chief of Staff;

•	Matthew A. Kerin, Executive Vice-President and Managing Director; and

•	Matthew I. Roslin, Executive Vice-President and Chief Legal Officer.
     Achieving sustainable profits and growth with superior stockholder returns over the long term has been our objective as we develop our corporate strategies. Our executive compensation philosophy and programs play an important role in achieving our objective of sustainable long-term growth in stockholder value. We design our compensation programs to provide executive compensation that is competitive with other financial institutions in order to attract, retain and reward experienced and highly-motivated executives who can contribute to our long-term growth and profitability.
     With regard to 2010, however, the Compensation Committee structured the compensation awarded to the Named Executive Officers to reflect the adverse economic conditions prevalent worldwide during 2010 and the expected continuing challenging economic environment in 2011. As our performance in 2010 did not meet the expectations of our management or our Board, the Compensation Committee continued the pursuit of a number of actions implemented in 2009 to respond to these challenges. These actions included the use of fixed compensation for 2009 and 2010, such as base and share salaries that were compliant with the restrictions of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program and the elimination of incentive compensation for 2009 and 2010 (including any non-equity incentive compensation for Named Executive Officers due to our participation in the TARP Capital Purchase Program). We believe these actions are consistent with the current compensation practices of other companies in our industry and with broader market companies during the economic downturn. The Compensation Committee is sensitive to the fact that reducing executive compensation during an economic downturn could result in low morale, diminished motivation and loss of high quality executives to other financial institutions and industries. By maintaining current base levels in 2010, the Compensation Committee aimed to better position the company to work through these difficult times and to take full advantage of an eventual economic turnaround.
     In addition, the Compensation Committee considered and took other steps necessary to comply with the requirements imposed on us due to our participation in the TARP Capital Purchase Program. These steps included undertaking an analysis to review the relationship between our risk management policies and practices and the compensation arrangements for the Named Executive Officers in order to identify any features in the compensation program that might encourage unnecessary or excessive risk taking.

     We remain committed to the compensation philosophy, policies and objectives outlined below. The Compensation Committee will continue to review our compensation program and take those steps it deems necessary to continue to fulfill these objectives.
Compensation Philosophy and Objectives
     Our primary objective is to provide competitive compensation that enhances performance and stockholder return without encouraging unnecessary or excessive risk to us. We have historically compensated our senior executive officers through a combination of salary, incentive compensation, and other benefits designed to embody a pay-for-performance philosophy, with a significant percentage of compensation allocated to incentives. We designed our policies and plans to encourage the achievement of specific objectives set by the Board and the Compensation Committee, to reward exceptional performance, and to be competitive with the financial services market in order to attract and retain executives whose judgment, leadership abilities and special efforts result in our successful operations and an increase in stockholder value. However, there was never a pre-established policy or target for allocation between fixed and incentive compensation.
     Due to our participation in the TARP Capital Purchase Program, however, we are restricted in our ability to pay incentive compensation to our senior executive officers and next ten most highly compensated employees for the period in which the preferred stock issued to the Treasury remains outstanding. We did not provide incentive compensation to our senior executive officers, which includes the Named Executive Officers, and next ten most highly compensated employees in 2010.
Impact of Our Participation in the TARP Capital Purchase Program
     In January 2009, we issued $267 million of preferred stock to the U.S. Treasury pursuant to the TARP Capital Purchase Program and a warrant to purchase approximately 6.45 million shares of our common stock at a price of $6.20 per share, as adjusted for our one-for-ten reverse stock split. Our participation in the TARP Capital Purchase Program was a catalyst for several actions by our Compensation Committee and senior executive officers, including:
•	The senior executive officers individually entered into letter agreements with the U.S. Treasury, as a condition for participating in the TARP Capital Purchase Program, addressing the restrictions and limitations required by the TARP Capital Purchase Program rules; and

•	The Compensation Committee conducted a review of our senior executive officer compensation programs from a risk perspective and concluded that those programs do not encourage unnecessary or excessive risk.
     The American Recovery and Reinvestment Act of 2009 (“ARRA”), which became effective February 17, 2009, revised and expanded the restrictions and requirements on the executive compensation paid by participants in the TARP Capital Purchase Program, to include the following:
•	Prohibition on paying or accruing any bonus, incentive or retention compensation for our senior executive officers and next ten most highly compensated employees, other than certain awards of long-term restricted stock or bonuses payable under existing employment contracts;

•	Prohibition on any golden parachute payments to our senior executive officers and next five most highly compensated employees for an involuntary departure from the Company, other than compensation earned for services rendered or accrued benefits;

•	Condition on bonus, incentive and retention payments made to our senior executive officers and next twenty most highly compensated employees subjecting each to repayment (also referred to as a “clawback”) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	Prohibition on any compensation plan that would encourage manipulation of reported earnings; and

•	Adoption of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business.
     As a result of the foregoing, the Compensation Committee and management have ensured that our compensation program complies with the requirements applicable to participants in the TARP Capital Purchase Program. The restrictions and requirements on executive compensation remain in place so long as the preferred stock issued to the Treasury remains outstanding.
How Executive Compensation is Determined
     Based on our compensation philosophy and objectives discussed above, the Compensation Committee has historically structured the base salary and incentive compensation to motivate the senior executive officers to achieve the business goals set by us and the Compensation Committee and to reward the senior executive officers for achieving such goals.
     Role of the Compensation Committee. The Compensation Committee is responsible for establishing the policies that govern executive compensation and for recommending the components and structure of executive compensation. More specifically, the Compensation Committee reviews and approves goals and objectives relevant to compensation of the Chairman and Chief Executive Officer, evaluates the performance of the Chairman and the Chief Executive Officer in light of such goals and objectives, determines compensation of the Chairman and Chief Executive Officer based on such respective evaluations, and makes compensation recommendations to the Board related to other senior executive officers.
     Role of Management. Historically, our management plays an important role in setting compensation by assisting the Compensation Committee in evaluating employee performance, recommending the factors and targets for performance-based compensation, and recommending compensation levels and forms of compensation awards. As part of this process, management provides the Compensation Committee with information on our strategic objectives, our past and expected future performance in light of relevant market conditions, and other information as the Compensation Committee may request to evaluate compensation and make informed decisions.
     Role of Stockholder Say-On-Pay Votes. In 2010, as part of our continuing obligations under the TARP Capital Purchase Program, we provided our stockholders with the opportunity to cast an advisory vote on the compensation of our executives. Although the stockholder vote was non-binding, the overwhelming support of our stockholders for the compensation policies and practices then in effect for our executive officers will be considered by the Compensation Committee and our Board in connection with compensation policies and practices for 2011. This will include recognition of the need to maintain stockholder approval of executive compensation while at the same time attracting and retaining highly qualified and skilled executives.
     Role of the Compensation Consultant. The Compensation Committee has the sole authority (1) to retain and terminate any compensation consultants to be used to assist in establishing compensation for our senior executives, and (2) to approve such consultants’ fees and other retention terms. In 2009 and 2010, the Compensation Committee engaged McLagan, an Aon Consulting Company, which is an independent, nationally recognized consulting, productivity and performance benchmarking firm in the financial services industry, to conduct a review of our compensation program for our officers and directors and to provide the Compensation Committee and the Board with relevant market data and alternatives to consider when making compensation decisions for the officers and directors. McLagan reports directly to the Compensation Committee, and the Compensation Committee has the authority to replace McLagan or to hire additional consultants from time to time.
     In the past, the Compensation Committee has directed the compensation consultant to analyze the executive compensation of our Named Executive Officers against the compensation of a group of peer companies, including savings and loan holding companies, bank holding companies, commercial banks and mortgage lending institutions.

We use peer group compensation as a guide to establishing executive compensation for related executive roles and experience, but we do not attempt to replicate exactly the peer group averages. The peer companies were selected based on size, market capitalization, scope of operations or other characteristics comparable to our company to ensure that estimated compensation is reasonable and competitive.
     Historically, the Compensation Committee has also established a maximum total compensation at the “target” performance level for each of the Named Executive Officers that is at a specified level of our peer group based on benchmarking studies. The Named Executive Officers were then benchmarked to executives in the peer companies based on two factors: (1) executives with similar salary rank within their respective companies; and (2) executives with similar functional job roles. The Compensation Committee would then compare actual compensation to the peer group to make sure it was in the “target” performance level.
     The Compensation Committee did not benchmark compensation for any of the Named Executive Officers except as described below. The Compensation Committee did engage McLagan to conduct a peer group analysis in late 2010, but the peer group analysis was not used in the compensation decisions for 2010.
Mr. Campanelli’s Employment Agreement
     Mr. Campanelli’s compensation is governed by the terms of his employment agreement which we negotiated individually with Mr. Campanelli as an inducement to his employment with our company in September 2009. The term of the employment agreement continues through December 31, 2012, and continues for successive terms of one year thereafter. We and Mr. Campanelli may terminate the employment agreement by giving notice two months prior to December 31, 2012, and any subsequent year in which Mr. Campanelli remains employed by us.
     In accordance with the terms of the employment agreement, we entered into a purchase agreement with Mr. Campanelli, dated as of September 29, 2009, pursuant to which Mr. Campanelli agreed to purchase 198,750 shares of our common stock at a purchase price of $10.50 per share each as adjusted for our reverse stock split.
     Pursuant to the employment agreement, we may grant to Mr. Campanelli (as determined by the Board of Directors or the Compensation Committee, in its sole discretion) restricted shares of our common stock in an amount equal to up to 33% of his annual compensation in a manner consistent with ARRA as a participant in the TARP.
     In addition, the employment agreement provides for Mr. Campanelli to receive a supplemental retirement pension for which we accrue on a monthly basis provided that he is still employed by the Company on the date of each such monthly accrual.
     So long as we are subject to the TARP Capital Purchase Program, the provisions of Mr. Campanelli’s employment agreement are subject to and shall be interpreted to be consistent with such requirements.
     As previously discussed, the Compensation Committee engaged McLagan to conduct a peer group analysis and prepare a competitive benchmark analysis of Mr. Campanelli’s employment agreement by reviewing publicly available compensation data for the peer group. The peer group consisted of the following 17 banks, each of which has either a significant focus in mortgage lending business or a comparable size to our company:

•	Associated Banc-Corp	•	Commerce Bancshares Inc.	•	TCF Financial Corporation
•	BancorpSouth Inc.	•	Cullen/Frost Bankers, Inc.	•	TFS Financial Corporation
•	Bank of Hawaii Corporation	•	First Horizon National Corporation	•	Valley National Bancorp
•	BOK Financial Corporation	•	Fulton Financial Corporation	•	Whitney Holding Corporation
•	Citizens Republic Bancorp, Inc.	•	International Bancshares Corporation	•	Wilmington Trust Corporation
•	City National Corporation	•	People’s United Financial Inc.
     The analysis conducted by McLagan included salary, bonus, total cash, long-term awards and total compensation for the principal executive officer of each of the peer group companies. The data in the analysis was obtained from public regulatory disclosures for fiscal year 2009 (which was paid out in the first quarter of 2010), including proxy statements, annual reports on Form 10-K and beneficial ownership reports on Form 4. McLagan used an economic value of 25% for all option awards and restricted stock/units were valued using the grant date present value. For all performance and target awards, McLagan used the grant date present value of the target amount as provided by each peer group company.
     As part of its analysis, McLagan displayed the benchmarks for Mr. Campanelli’s annual total compensation as follows:
•	Benchmark 1: Base salary contains the value of the traditional annual cash base salary ($1,900,000), and the share salary ($750,000) and annual discretionary share award ($1,325,000) as part of the long-term incentive; and

•	Benchmark 2: Base salary contains the value of the traditional annual cash base salary ($1,900,000), total cash contains the traditional cash base salary minus the required share purchase (48,750 shares at $10.50 equals $511,875, grossed up for 40% tax rate equals $853,125), and the share salary ($750,000) and annual discretionary share award ($1,325,000) as part of the long-term incentive.
     As part of its assumptions, McLagan used the best case maximum payout scenario for Mr. Campanelli’s 2010 compensation under his employment agreement as the baseline for its benchmark analysis. McLagan also included the historical target-based incentive compensation plan for our former Chief Executive Officer, Mr. Mark Hammond assuming 100% of targets were met as an additional reference point. Mr. Hammond’s historical target total compensation package included the following elements: base salary ($1,000,000), incentive cash bonus ($3,000,000), restricted stock ($1,000,000) and stock appreciation rights ($1,000,000). However, based on our 2009 performance, the plan paid out at 50% of target for the incentive cash bonus only; therefore, Mr. Hammond’s total compensation for 2009 performance was at $2,500,000.
     The amounts above are shown on a pre-tax basis and have not factored in the value of Mr. Campanelli’s supplemental retirement pension as part of McLagan’s analysis.
     The analysis of the 2009 compensation of the peer group companies indicated that the 25th percentile for the total compensation of the Chief Executive Officer was $1,665,319, the 50th percentile was $2,198,322 and the 75th percentile was $3,486,982. Based on McLagan’s analysis, Mr. Campanelli’s total compensation under his employment agreement fell within the 89th percentile among the peer group companies using Benchmark 1 (72nd percentile when using Benchmark 2 as set forth above). We believed this amount provided compensation that was fair and competitive within our industry and provides sufficient total compensation to attract, retain and reward experienced and highly-motivated executives like Mr. Campanelli who can contribute to our long-term growth and profitability of our company. We therefore believe that the compensation terms negotiated with Mr. Campanelli under his employment agreement further our compensation goals and objectives as previously discussed above.
Components of 2010 Executive Compensation
     For the year ended December 31, 2010, the Compensation Committee determined that the executive compensation program should be comprised primarily of base and share salary. As discussed above, our ability to grant incentive compensation, which previously was a substantial part of our compensation program, was limited by our participation in the TARP Capital Purchase Program. The following discusses each of the components of the compensation of the Named Executive Officers for 2010.
     Base Salary. We provide the Named Executive Officers with a base salary for services rendered during the fiscal year. The Compensation Committee determined base salaries based upon subjective factors, including personal performance, effectiveness, level of responsibility, past and potential future contributions to us, and internal pay equity relationships, or in connection with the negotiation of employment agreements. Nothing occurred that made the Compensation Committee believe that the base salaries should be modified for 2010. We do not apply any specific weighting to these criteria; rather, the Compensation Committee uses its judgment and discretion in determining these amounts. The base salaries are designed to attract and retain highly qualified executives and are comparable to executives of our peer companies having comparable responsibilities, as well as personal performance, effectiveness, and duties and requirements of each Named Executive Office.
     For 2010, the base salaries were $1,900,000 for Mr. Campanelli, $500,000 for Mr. Borja, $550,000 for Mr. Rinaldi, $475,000 for Mr. Kerin, and $475,000 for Mr. Roslin. The base salaries for Messrs. Campanelli, Rinaldi and Kerin are each pursuant to the terms of their respective individually negotiated employment agreements. In each case, the annual base salary may be reviewed for adjustment at the discretion of the Board annually, but may not be decreased below the current level, except in the case of Mr. Campanelli, it may be decreased, but not below $1,100,000.
     Share Salary. While our base salaries have historically been paid in cash, the Compensation Committee determined that we should also pay a share salary to the Named Executive Officers. Due to our participation in the TARP Capital Purchase Program, our payment of incentive compensation to the Named Executive Officers is limited. The Compensation Committee believes that paying a share salary to the Named Executive Officers will address issues caused by the constraints on paying incentive compensation and allow us to remain competitive for executive talent. Specifically, we pay the shares of common stock each pay period under our 2006 Equity Incentive Plan based upon the closing price on the date of grant.
     For 2010, share salaries were $750,000 for Mr. Campanelli, $250,000 for Mr. Borja, $300,000 for Mr. Rinaldi, $300,000 for Mr. Kerin and $300,000 for Mr. Roslin. The share salaries of Messrs. Campanelli, Rinaldi and Kerin are each pursuant to the terms of their respective individually negotiated employment agreements.
     Flagstar Bank 401(k) Plan. We make available to the Named Executive Officers a 401(k) plan that is generally available to all of our employees. Under the 401(k) plan, eligible employees may contribute up to 60% of their annual compensation, subject to a maximum amount prescribed by law. The maximum annual contribution was $16,500 for 2010, or $22,000 for participants who were 50 years old or older in 2010. We have historically provided a matching contribution up to 3% of an employee’s annual contribution up to a maximum of $7,350, however, the matching contribution was suspended for all employees effective October 1, 2009. In January, 2011, the matching contribution was resumed for all of our employees, but is limited to 50% of the first 3% of an employee’s annual contribution up to a maximum of $3,675.
     Supplemental Retirement Pension. As part of Mr. Campanelli’s employment agreement, we accrue for his benefit, on the last day of each of the first 60 months of the employment agreement, a supplemental retirement accrual equal to 1.022% of the sum of the base salary and share salary. This pension was negotiated with Mr. Campanelli’s employment agreement, and the Compensation Committee determined that it is reasonable for a chief executive officer at a financial institution to receive a pension. The pension is designed to provide income to Mr. Campanelli following his retirement and was individually negotiated with him in connection with his employment agreement in order to induce him to join us as Chief Executive Officer. Pursuant to the supplemental retirement pension, upon the later to occur of age 62 or Mr. Campanelli’s separation of service with us (or later, if necessary, to comply with applicable law), Mr. Campanelli is entitled to receive a lump sum payment equal to the actuarial equivalent of the aggregate of the monthly accruals paid on an annual basis for 23 years. As of December 31, 2010, the aggregate of such monthly accruals was $406,245 and the actuarial equivalent of the lump sum payment of such amount for 23 years was $4,752,587. The amount accrued with respect to the supplemental retirement pension in 2010, assuming a discount rate of 4.25%, was $3,822,124 and, in total, $4,752,587 has been accrued since Mr. Campanelli joined us in 2009. In 2010, no other Named Executive Officer received a supplemental retirement pension.
     Perquisites. In 2010, we provided perquisites that the Compensation Committee believes to be reasonable and consistent with our compensation program to the Named Executive Officers. The perquisites provided to Messrs. Rinaldi and Kerin were negotiated with their employment agreements as an inducement to their employment with us and include reimbursement of commuting expenses (airfare and temporary housing accommodations) from their residences to our headquarters in Michigan. The value of such perquisites in 2010 totaled $50,324 and $39,281 for Messrs. Rinaldi and Kerin, respectively. The Compensation Committee considered these perquisites reasonable, because it enabled us to recruit Messrs. Rinaldi and Kerin.

     Other Benefits. We also provide medical, dental and life insurance to our Named Executive Officers, which are benefits generally available to all of our employees. In 2010, we discontinued the provision of paid time off for all executive officers who had been previously been receiving paid time off, and we paid out any accrued amounts. During 2010, Mr. Roslin received $34,955 as a result of such pay out.
Severance and Change-in-Control Benefits
     Under the terms of the 2006 Equity Incentive Plan, certain of our employment agreements and our change-in-control agreements, the Named Executive Officers are entitled to payments and benefits upon the occurrence of certain events. The terms of these arrangements, as well as an estimate of compensation that would have been payable had they been triggered as of fiscal year-end following a change-in-control, are described in detail in the section entitled “EXECUTIVE COMPENSATION — Potential Payment Upon Termination or Change-In-Control” in this Proxy Statement. The Compensation Committee also analyzed the employment agreements of some companies in our peer group in setting the amounts payable and the triggering events under the arrangements. However, as a condition to the Company’s ability to participate in the TARP Capital Purchase Program, on January 30, 2009, Messrs. Borja and Roslin entered into agreements implementing the restrictions applicable to employment agreements required under the TARP Capital Purchase Program, and that prohibited the payment to them of severance and change-in-control benefits otherwise payable under their respective agreements with the Company. The employment agreements that we entered into with Messrs. Campanelli, Rinaldi and Kerin in 2009 did not include any severance or change-in-control benefits.
     While such benefits are not currently effective, the Compensation Committee believes that, in order to attract and retain the best management talent, companies should provide reasonable severance and change-in-control benefits to senior executive officers. As with any public company, it is always possible that changes to management could occur. The Compensation Committee believes that the threat of such an occurrence can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation. The retention of key management personnel is essential to execution of our strategic business plan and is in our stockholders’ best interests, and reasonable severance and change-in-control benefits help ensure their continued dedication and efforts in such event without undue concern for their personal, financial and employment security. Further, the Compensation Committee believes that severance benefits should reflect the fact that it may be difficult for senior executive officers to find comparable employment within a short period of time, and they also serve to help disentangle the company from the former employee as soon as practicable. However, until we are no longer subject to the restrictions under the TARP Capital Purchase Program and no longer subject to restrictions on change-in-control payments pursuant to our supervisory agreement with the Office of Thrift Supervision (“OTS”), such benefits are not effective.
Stock Ownership Guidelines
     To align the interests of our senior officers with the interests of our stockholders, we require that each senior officer maintain a minimum ownership in us. Currently, the Named Executive Officers own less than 1% of our outstanding common stock in the aggregate, and the individual Named Executive Officers own the amounts set forth in the section entitled “SECURITY OWNERSHIP OF MANAGEMENT” in this Proxy Statement. The stock ownership percentage currently reflects the multiple investments in our common stock made by MP Thrift and other investors during 2010. We believe that the Named Executive Officers’ interests are sufficiently aligned with our stockholders based upon current stock ownership percentages, and we believe that the payment of share salaries will further align our stockholders’ interests with the Named Executive Officers.
Equity Granting Process
     Grants of stock options, restricted stock and other equity awards to our executive officers and other employees are approved by the Compensation Committee at regularly scheduled meetings, or occasionally by unanimous written consent. We have no practice of timing grants of stock options, restricted stock and other equity awards to coordinate with the release of material non-public information, nor have we timed the release of material non-public information for the purpose of affecting the value of any executive compensation.

Tax and Accounting Implications
     The financial reporting and income tax consequences to us of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the Named Executive Officers with the need to maximize the corporate deductibility of compensation, while at the same time focusing on ensuring an appropriate and clearly articulated relationship with reported earnings and other closely followed financial measures.
     The executive compensation program has historically been structured to allow us to comply with Section 162(m) of the Internal Revenue Code (the “Code”) and Section 409A of the Code. Section 162(m) of the Code generally provides that we may not deduct annual compensation that of more than $1,000,000 per individual, except to the extent of performance based payments. As a result of our participation in the TARP Capital Purchase Program, however, for as long as the U.S. Treasury holds our preferred stock, issued in connection with such program, the Section 162(m) compensation deduction limit is reduced to $500,000 annually, and the exception for performance based pay not counting against this limit will not be available to us. Currently, we do not intend to limit compensation to certain covered executives to the $500,000 deduction limit, although we will not be able to claim a deduction for such excess payments. We believe that amounts paid in excess of $500,000, including amounts attributable to share salary, and the cost of the lost tax deduction, are justifiable in order for us to effectively motivate, retain, and remain competitive with peer financial institutions. Under Code Section 409A, any nonqualified deferred compensation subject to and not in compliance with such provision will become immediately taxable to the employee and the employee will be subject to a federal excise tax. We believe our deferred compensation arrangements are in compliance with Code Section 409A.
     Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of FASB ASC Topic 718. Under FASB ASC Topic 718, all share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated statement of earnings. The amount of compensation expense is determined based on the fair value of the equity award when granted and is expensed over the required service period, which is normally the vesting period of the equity award.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee is responsible for establishing and evaluating the policies that govern executive compensation and for recommending the components and structure of executive compensation. In 2010, the components of our executive compensation program included:
•	base salary;

•	share salary;

•	401(k) plan;

•	a supplemental retirement pension; and

•	perquisites and other benefits.
     The Compensation Committee met with our Chief Risk Officer to analyze the relationship between risk management policies and practices and the compensation program for the Named Executive Officers. Among the risks considered by the Compensation Committee were credit risk, interest rate risk, market risk, legal risk, operational risk and reputational risk. In order to mitigate these risks, we used a number of practices, including:
1.	The compensation program components were not tied to short term performance factors;

2.	We did not provide incentive compensation in 2010 to the Named Executive Officers;

3.	Under the TARP Capital Purchase Program, incentive compensation for senior executive officers is limited to restricted stock, which typically do not vest for several years, in an amount not to exceed one-third of the officer’s total annual compensation;

4.	Certain compensation is subject to recovery, or clawback, if found to be based on materially inaccurate financial statements or other materially inaccurate performance criteria; and

5.	The overall level of incentive compensation that we award does not appear to be excessive compared to incentive compensation awarded to employees of comparable institutions, based upon analysis provided by our compensation consultant.
     In addition to compensation for the Named Executive Officers, the Compensation Committee also monitors the compensation program for all employees, including the 25 most highly compensated, irrespective of title. The Compensation Committee reviews the design and function of the compensation program along with the risks associated. The Compensation Committee also monitors performance under the compensation program. Significant modifications to the compensation program are communicated to and approved by the Compensation Committee. The compensation program was reviewed by internal and external legal counsel for compliance with TARP Capital Purchase Program and the ARRA, as well as the enterprise risk department under the guidance of the Chief Risk Officer and the internal audit department.
     In 2009, after the Department of the Treasury published the interim final rule for companies that participated in the TARP Capital Purchase Program and still had funds outstanding, and again in 2010 the Compensation Committee conducted a broad review of the current compensation program to ensure that it did not subject us to unnecessary or excessive risk or encouraged employees to manipulate our earnings. The review of the compensation program included many factors: performance metrics within the plan; whether the plan contains caps, or maximums, on each participant’s incentive opportunity; clawback provisions; discretion to reduce or eliminate payouts; and risk mitigating factors of each plan. As a result of this review, we made a number of changes to the design and function of the compensation plan going forward. Internal and external legal counsel has reviewed the new compensation plan to ensure it is in compliance with all of the provisions contained in the interim final rule. The revised compensation plan went into effect January 1, 2010.

     As a result of that evaluation, the Compensation Committee certifies that:
1.	The Compensation Committee has reviewed the senior executive officer compensation plans with the Chief Risk Officer and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten our value;

2.	The Compensation Committee has reviewed with the Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to us; and

3.	The Compensation Committee has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of our reported earnings to enhance the compensation of any employee.
     The Compensation Committee, as long as we have outstanding debt or equity securities (but excluding any warrants to purchase common stock) issued to the Department of the Treasury under the TARP Capital Purchase Program, will discuss, evaluate and review, at least semiannually with the Chief Risk Officer, all such compensation to ensure ongoing compliance with the TARP Capital Purchase Program including without limitation, any limits imposed by the TARP Capital Purchase Program with respect to incentive compensation that may be paid to any employee.
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.
THE COMPENSATION COMMITTEE
David J. Matlin
Gregory Eng
Dr. James D. Coleman
EXECUTIVE COMPENSATION
     The following table sets forth information with respect to the compensation paid to or earned by, during the fiscal years ended December 31 of the year indicated, our Chief Executive Officer, Chief Financial Officer, and each of the other three most highly compensated executive officers who were serving as of December 31, 2010 (“Named Executive Officers”).
     Where applicable, amounts listed under the columns entitled “Stock Awards,” “Option Awards,” and “Non-Equity Incentive Plan Compensation” were determined by the Compensation Committee and paid under the 2006 Equity Incentive Plan. Joseph P. Campanelli, our Chairman of the Board, President and Chief Executive Officer, has a supplemental employee retirement plan included in his employment agreement, and such amounts accrued in 2010 are included in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” All other compensation is included in the column entitled “All Other Compensation.”

Summary Compensation Table

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred
			Stock	Option	Compensation	Compensation	All Other
Name and Principal Position(s)	Year	Salary (1)	Awards	Awards (2)	(3)	Earnings (4)	Compensation		Total
Joseph P. Campanelli	2010	$2,650,000	$—	$—	$—	$3,822,124	$—		$6,472,124
Chairman of the Board,	2009	$647,883	$—	$—	$—	$930,462	$23,170		$1,601,515
President and Chief Executive Officer

Paul D. Borja	2010	$750,000	$—	$—	$—	$—	$—		$750,000
Executive Vice-President and	2009	$464,243	$—	$—	$—	$—	$7,350		$471,593
Chief Financial Officer	2008	$464,243	$37,242	$1,664	$150,000	$—	$6,900		$660,049

Salvatore J. Rinaldi(5)	2010	$850,000	$—	$—	$—	$—	$50,324	(6)	$900,324
Executive Vice-President and Chief of Staff

Matthew A. Kerin(7)	2010	$775,000	$—	$—	$—	$—	$39,281	(9)	$814,281
Executive Vice-President and Managing Director

Matthew I. Roslin(9)	2010	$775,000	$—	$—	$—	$—	$34,955		$809,955
Executive Vice-President and	2009	$420,192	$—	$—	$—	$—	$30,427		$450,619
Chief Legal Officer

(1)	Salary represents amounts paid in cash or shares of our common stock. In 2010, Messrs. Campanelli, Borja, Rinaldi, Kerin and Roslin received salaries paid using shares of our common stock, as valued on the day of the grant and payable every two weeks, in the aggregate amounts of $750,000, $250,000, $300,000, $300,000 and $300,000, respectively.

(2)	The amounts in this column reflect the aggregate grant date fair value of option awards during the last three fiscal years computed in accordance with FASB ASC Topic 718. We did not make any payments in 2009 or 2010. For a discussion of the assumptions made in the valuation of the restricted stock unit awards reported in 2008, please see footnote 30 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)	Because no non-equity incentive compensation was paid for the fiscal years ended December 31, 2010 and 2009 under the 2006 Equity Incentive Plan, the amounts reflected in this column represent only incentive compensation paid to the Named Executive Officers for the fiscal year ended December 31, 2008 pursuant to such plan.

(4)	The amount reflected in this column for Mr. Campanelli includes the change in pension values for fiscal year ended December 31, 2010. For the assumptions used to determine the change in the pension value, see the section entitled “EXECUTIVE COMPENSATION—Pension Benefit for Fiscal Year 2010” herein.

(5)	Although Mr. Rinaldi was an executive officer of us and the Bank prior to 2010, he did not qualify as Named Executive Officers in 2009 or prior and, accordingly, the above table does not include any compensation data for those periods.

(6)	The amount reflected in this column for Mr. Rinaldi includes the costs incurred by us in connection with providing the perquisites of, in the aggregate, travel and hotel expenses of $50,324 in connection with commuting.

(7)	Although Mr. Kerin was an executive officer of us and the Bank prior to 2010, he did not qualify as Named Executive Officers in 2009 or prior and, accordingly, the above table does not include any compensation data for those periods.

(8)	The amount reflected in this column for Mr. Kerin includes the costs incurred by us in connection with providing the perquisites of, in the aggregate, travel and hotel expenses of $39,281 in connection with commuting.

(9)	Although Mr. Roslin was an executive officer of us and the Bank prior to 2009, he did not qualify as Named Executive Officers in 2008 and, accordingly, the above table does not include any compensation data for that period.

Grants of Plan Based Awards
     In this table, we provide information concerning each grant of an award made to a Named Executive Officer in our most recently completed fiscal year. Such grants are share salaries issued under the 2006 Equity Incentive Plan, which are discussed in greater detail in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS.”
Grants of Plan Based Awards

		All Other	Grant
		Stock	Date
		Awards:	Fair Value
		Number of	Of
		Shares of	Stock and
		All Other	Option/SAR
	Grant	Units	Awards
Name	Date	(#)	($)(1)
Joseph P. Campanelli	Various	242,150 (2)	$711,428
Paul D. Borja	Various	80,832 (2)	$236,168
Salvatore J. Rinaldi	Various	97,002 (2)	$284,567
Matthew A. Kerin	Various	97,002 (2)	$284,567
Matthew I. Roslin	Various	97,002 (2)	$283,413

(1)	The amounts in this column are the grant date fair values of the awards of shares of restricted stock calculated in accordance with FASB ASC Topic 718. Amounts reported for share salaries represent the aggregate of 26 separate grants paid in accordance with our normal payroll cycle.

(2)	This amount reflects the number of shares of stock paid in 2010 as share salary to the named individuals pursuant to the 2006 Equity Incentive Plan. These grants were made in accordance with our normal payroll cycle throughout 2010 and are fully vested upon grant. The number of shares paid as share salary was calculated by the dividing the dollar amount of the share salary for the relevant pay period by the closing price for a share of our common stock on the NYSE on the pay date for such pay period. During 2010, such closing prices ranged from $1.24 to $9.20 per share, adjusted for the one-for-ten reverse stock split effective May 27, 2010. As a result, there were 26 separate grant dates, each corresponding to our normal payroll cycle.

Outstanding Equity Awards at Fiscal Year-End (1)

	Option Awards				Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested
Paul D. Borja	1,158	1,157	$68.60	1/24/2018		(2)
	1,364	455	144.80	1/30/2014		(3)
	1,686		162.80	2/3/2013		(4)
	1,144		193.50	5/25/2015		(5)

Matthew I. Roslin	463	463	68.60	1/24/2018		(2)
	546	182	144.80	1/30/2014		(3)
	450		162.80	2/3/2013		(4)
	252		207.25	1/24/2015		(6)

(1)	Table reflects result of a one-for-ten reverse stock split effective May 27, 2010.

(2)	Represents stock appreciation rights issued on January 24, 2008. The stock appreciation rights vest in four equal parts beginning January 24, 2009 and each one-year anniversary afterwards through 2012. The stock appreciation rights are required to be settled in cash.

(3)	Represents stock appreciation rights issued on January 24, 2007. The stock appreciation rights vested in four equal parts beginning January 24, 2008 and each one-year anniversary afterwards through 2011. The stock appreciation rights are required to be settled in cash.

(4)	Represents stock appreciation rights issued on May 26, 2006. The stock appreciation rights vested in four equal parts beginning February 3, 2007 and each one-year anniversary afterwards through 2010. The stock appreciation rights are required to be settled in cash.

(5)	Represents a stock option award issued May 25, 2005. The options were scheduled to vest in four equal parts starting on the first anniversary of the grant date. However, the options are fully vested after our accelerated vesting of all out of the money options at December 31, 2005. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expenses associated with accelerated stock options.

(6)	Represents a stock option award issued January 24, 2005. The options were scheduled to vest in four equal parts starting on the first anniversary of the grant date. However, the options are fully vested after our accelerated vesting of all out of the money options at December 31, 2005. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expenses associated with accelerated stock options.
Option Exercises and Stock Vested During Fiscal Year (1)

	Option Awards		Stock Awards
	Number of
	Shares		Number of Shares
	Acquired On	Value Realized	Acquired On	Value Realized On
Name	Exercise	On Exercise	Vesting	Vesting
Joseph P. Campanelli	—	$—	242,510	$711,428
Paul D. Borja	—	$—	81,076	$238,621
Salvatore J. Rinaldi	—	$—	97,002	$284,567
Matthew A. Kerin	—	$—	97,002	$284,567
Matthew I. Roslin	—	$—	97,100	$284,394

(1)	Table reflects results of a one-for-ten reverse stock split effective May 27, 2010.

Employment Agreements
     Joseph P. Campanelli. In September 2009, we entered into an employment agreement with Mr. Campanelli pursuant to which Mr. Campanelli joined us as President and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Campanelli’s base salary is $1,900,000 annually. In addition, the employment agreement provides that Mr. Campanelli will be paid a share salary of $750,000 annually. The employment agreement may be terminated by us and Mr. Campanelli by giving notice two months prior to the end of the initial term and any subsequent year. Mr. Campanelli is also eligible to receive a restricted stock grant in an amount equal up to one-third of his annual compensation at the Board’s discretion. The employment agreement also provides for Mr. Campanelli to receive a supplemental retirement pension for which we accrue on a monthly basis provided that he is still employed by the Company on the date of each such monthly accrual. Mr. Campanelli is entitled to reimbursement of all business expenses that are reasonable and appropriate and such other fringe and other benefits and prerequisites as are regularly and generally provided to other senior executives. The employment agreement does not provide termination or change-in-control benefits and is subject to and shall be interpreted to be consistent with the TARP Capital Purchase Program.
     Salvatore J. Rinaldi. In October 2009, we entered into an employment agreement with Mr. Rinaldi pursuant to which Mr. Rinaldi joined us as Executive Vice-President and Chief of Staff. Pursuant to the terms of the employment agreement, Mr. Rinaldi’s base salary is $550,000 annually. In addition, the employment agreement provides that Mr. Rinaldi will be paid a share salary of $300,000 annually. The employment agreement may be terminated by us and Mr. Rinaldi by giving notice two months prior to the end of the initial term and any subsequent year. Mr. Rinaldi is also eligible to receive a restricted stock grant in an amount equal up to one-third of his annual compensation at the Board’s discretion. Mr. Rinaldi is entitled to reimbursement of all business expenses that are reasonable and appropriate and such other fringe and other benefits and prerequisites as are regularly and generally provided to other senior executives. The employment agreement does not provide termination or change-in-control benefits and is subject to and shall be interpreted to be consistent with the TARP Capital Purchase Program.
     Matthew A. Kerin. In November 2009, we entered into an employment agreement with Mr. Kerin pursuant to which Mr. Kerin joined us as Executive Vice-President and Managing Director. Pursuant to the terms of the employment agreement, Mr. Kerin’s base salary is $475,000 annually. In addition, the employment agreement provides that Mr. Kerin will be paid a share salary of $300,000 annually. The employment agreement may be terminated by us and Mr. Kerin by giving notice two months prior to the end of the initial term and any subsequent year. Mr. Kerin is also eligible to receive a restricted stock grant in an amount equal up to one-third of his annual compensation at the Board’s discretion. Mr. Kerin is entitled to reimbursement of all business expenses that are reasonable and appropriate and such other fringe and other benefits and prerequisites as are regularly and generally provided to other senior executives. The employment agreement does not provide termination or change-in-control benefits and is subject to and shall be interpreted to be consistent with the TARP Capital Purchase Program.
     Paul D. Borja and Matthew I. Roslin. With respect to Messrs. Borja and Roslin, we entered into amended and restated employment agreements effective as of January 1, 2007, amended such agreements on December 31, 2008 to comply with the requirements of Code Section 409A, and further amended such agreements on January 30, 2009 to comply with the executive compensation requirements applicable to us under the TARP Capital Purchase Program, as discussed under the heading “COMPENSATION DISCUSSION AND ANALYSIS — Impact of Our Participation in the TARP Capital Purchase Program” above.
     The initial term of each agreement was three years, and, on January 1 of each year, the term of each agreement may be extended for an additional one-year period upon approval of the Board. Mr. Borja’s agreement currently terminates on December 31, 2012, and Mr. Roslin’s agreement currently terminates on December 31, 2011. The current base salaries are $500,000 for Mr. Borja and $475,000 for Mr. Roslin. In addition, the share salaries are $250,000 for Mr. Borja and $300,000 for Mr. Roslin. The base salaries and share salaries will be reviewed annually, and Messrs. Borja and Roslin may participate in any plan we maintain for the benefit of our employees, including discretionary bonus plans, a profit-sharing plan, retirement and medical plans, and customary fringe benefits. Each of the agreements contains provisions for termination and change-in-control benefits, and such provisions are described in “EXECUTIVE COMPENSATION—Potential Payment Upon Termination or Change-in-Control” below.

     We believe that these agreements assure fair treatment of the Named Executive Officers in relation to their careers, providing them with a limited form of financial security while committing them to future employment for the term of their respective agreements.
Pension Benefit for Fiscal Year 2010
     The following table sets forth information with respect to the Supplemental Executive Retirement Plan (“SERP”) that provides for payments or other benefits to the named executive officer at, following, or in connection with retirement.

			Present Value of
Named Executive		Number of Years	Accumulated	Payments During
Officer	Plan Name	Credited Service(1)	Benefit(2)	Last Fiscal Year
Joseph P. Campanelli	Supplemental Executive Retirement Plan	1.25	$4,752,586	—

(1)	Mr. Campanelli’s benefit is based on monthly accruals as described under the heading “Supplemental Executive Retirement Plan” below, as opposed to years of credited service. The number listed in this column indicates the number of monthly accruals as of December 31, 2010, divided by 12 to be expressed in years.

(2)	In the calculation of Mr. Campanelli’s Supplemental Executive Retirement Plan benefit, the following is assumed: a discount rate of 4.25% based on 30-year Treasury Bond rates during September 2009.
     Supplemental Executive Retirement Plan. We maintain a SERP for the benefit of Mr. Campanelli. The SERP is a non-tax-qualified defined benefit pension plan designed to ensure the payment of a competitive level of retirement income and disability and death benefits to Mr. Campanelli. The Compensation Committee has determined that the benefits are in line with market practice, comply with the requirements of IRC Section 409A, the Internal Revenue Service and Department of the Treasury regulations, and any requirements applicable to us under the TARP Capital Purchase Program. Benefits payable under the SERP are an unfunded obligation of us.
     The SERP provides a lump sum payment equal to the actuarial equivalent of an accrued annual benefit payable for 23 years. The annual benefit is the sum of monthly accruals of 1.022% of Mr. Campanelli’s eligible compensation, for a maximum of 60 months provided Mr. Campanelli is employed by us on the date of each such monthly accrual. Eligible compensation includes base salary and share salary. The accrued annual benefit equals the annual benefit less any other retirement benefits provided and funded by us, as well as 50% of the benefits to which Mr. Campanelli is entitled from Social Security. As of December 31, 2010, the aggregate of the monthly accruals with respect to the SERP was $406,245 and the actuarial equivalent of the lump sum payment of such amount for 23 years was $4,752,587. The amount accrued with respect to the supplemental retirement pension, assuming a discount rate of 4.25%, in 2010 was $3,822,124 and, in total, $4,752,587 has been accrued since Mr. Campanelli joined us in 2009.
     The SERP also provides for benefits in the event of Mr. Campanelli’s death or disability (as defined in IRC Section 409A and accompanying regulations). In the event of either death or disability, Mr. Campanelli or, if applicable, Mr. Campanelli’s beneficiary will receive a lump sum payment equal to the actuarial equivalent present value of the benefit that would otherwise be paid to Mr. Campanelli at age 62.
     Mr. Campanelli becomes vested in his monthly accruals on the date of such accrual. Benefits are payable at the later of age 62 or separation from service. All benefits under the SERP are forfeited in the event Mr. Campanelli’s employment is terminated for “cause” as defined in the SERP. “Cause” generally means any termination due to a violation of Mr. Campanelli’s employment agreement, gross misconduct or fraud that is injurious to us, felony, or becoming disqualified or barred by any governmental or self-regulatory authority from employment with us in his current position.

Potential Payment Upon Termination or Change-in-Control
     On January 30, 2009, we sold preferred stock, and a warrant to purchase common stock, to the U.S. Treasury as part of our participation in the TARP Capital Purchase Program. Pursuant to the regulations adopted by the U.S. Treasury to implement TARP, we are prohibited from paying any “golden parachute” payments to certain of the Named Executive Officers related to a termination or change-in-control of us. Generally, all payments as a result of a termination or change-in-control are prohibited unless previously earned, paid under certain pension plans, paid in connection with a death or disability, or required by law. This prohibition significantly reduces other applicable compensation arrangements with certain of our Named Executive Officers as discussed below. We are also subject to additional restrictions on the payment of “golden parachute” payments pursuant to our supervisory agreement with the OTS.
     The benefits payable to each Named Executive Officer upon a termination or change-in-control depend upon whether it was a voluntary termination, termination for just cause, termination for disability, death or retirement, not-for-cause termination, constructive termination, change-in-control, or involuntary or constructive termination in connection with a change-in-control. The information below describes the agreements as they were in effect on December 31, 2010.
     Employment Agreements. As discussed above, each of the Named Executive Officers is subject to an employment agreement.
     Joseph P. Campanelli, Salvatore J. Rinaldi and Matthew A. Kerin. Pursuant to our employment agreements with Messrs. Campanelli, Rinaldi and Kerin, either party may terminate the agreement at any time and there are no termination or change-in-control benefits. However, Mr. Campanelli would be eligible to receive his SERP under the terms set forth in “EXECUTIVE COMPENSATION—Pension Benefit for Fiscal Year 2010” above unless terminated for cause.
     Matthew I. Roslin and Paul D. Borja. Pursuant to the employment agreements with Messrs. Roslin and Borja, the termination and change-in-control benefits are as follows and are subject to the prohibitions and payment noted above:
•	Voluntary Termination or Termination for “Just Cause.” The employment agreements may be terminated by us for “just cause” or by the Named Executive Officer voluntarily. Under the employment agreements, termination for “just cause” means termination because of the Named Executive Officer’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation, or final cease-and-desist order, or material breach of any provision of the agreement. In each case, no severance benefits are available.

•	Disability. No severance benefits are available.

•	Death. In the event of the Named Executive Officer’s death, the Named Executive Officer’s estate will be entitled to six months base salary payable in a lump sum, accrued and unpaid discretionary bonus payable in a lump sum, and continuation of health benefits for six months.

•	Retirement. No severance benefits are available.

•	Termination Not “For Cause” or Constructive Termination. If we terminate the Named Executive Officer without just cause or constructively terminate the Named Executive Officer, such officer will be entitled to a lump sum payment equal to twelve months salary payable within 45 days of the Named Executive Officer’s termination. The Named Executive Officer may also receive the amount of incentive compensation under the 2006 Equity Incentive Plan that would have been payable during the year of termination, determined assuming the Named Executive Officer’s employment had not terminated, prorated based on the number of days of actual employment. We will pay the incentive compensation to the terminated Named Executive Officer at the same time we pay other participants entitled to incentive compensation, provided, however, the payment is made in a manner to avoid it being treated as nonqualified deferred compensation under Code Section 409A. Additionally, the Named Executive Officer is entitled to continued participation in our health benefit plans through the expiration date of the employment agreement with us paying our share of the premiums for medical benefits through the COBRA period. “Constructive termination” includes the following events that have not been consented to in advance by the Named Executive Officer in writing: (i) the requirement that the Named Executive Officer perform his or her principal executive functions more than 50 miles from his or her primary office; (ii) a material reduction in the Named Executive Officer’s base compensation as then in effect; (iii) any material breach by us of the Named Executive Officer’s employment contract; or (iv) a material reduction in the Named Executive Officer’s duties, authority or responsibilities.
•	Involuntary or Constructive Termination in connection with a Change-in-Control. The employment agreements provide that in the event of the Named Executive Officer’s involuntary termination or constructive termination of employment in connection with, or within one year after, any change-in-control of us, other than for “just cause,” the Employee will be paid a specified amount within 45 days of the date of such termination. The Named Executive Officer would be entitled to a lump sum amount equal to the difference between (i) 2.99 times his or her “base amount,” as defined in Section 280G(b)(3) of the Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that the employee receives on account of the change-in-control. We will also continue to pay his or her share of health insurance premiums for six months. Examples of other parachute payments include unvested stock options granted under the 1997 Employees and Directors Stock Option Plan or the 2006 Equity Incentive Plan that are accelerated, unvested restricted stock granted under the 2000 Stock Incentive Plan or the 2006 Equity Incentive Plan that is accelerated, incentive compensation awards under the 2006 Equity Incentive Plan that may be paid out at the target level, and unvested stock appreciation rights granted under the 2006 Equity Incentive Plan that are accelerated.
     2006 Equity Incentive Plan. Stock options, stock appreciation rights and restricted stock granted to the Named Executive Officer are subject to the termination and change-in-control benefits set forth in the 2006 Equity Incentive Plan.
     Voluntary Termination or Termination for “Just Cause.” The Named Executive Officer may exercise vested stock options and stock appreciation rights within three months following a voluntary termination but not a “just cause” termination by us; however, the unvested stock options and stock appreciation rights are not automatically vested.
     Disability. Vesting of restricted stock granted under the 2000 Stock Incentive Plan and the 2006 Equity Incentive Plan and of unvested stock options granted under the 1997 Employees and Directors Stock Option Plan are accelerated. Incentive compensation awards under the 2006 Equity Incentive Plan may be paid out at the target level. Stock options and stock appreciation rights may be exercised within one year.
     Death. Vesting of restricted stock granted under the 2000 Stock Incentive Plan and the 2006 Equity Incentive Plan and of unvested stock options granted under the 1997 Employees and Directors Stock Option Plan are accelerated. Incentive compensation awards under the 2006 Equity Incentive Plan may be paid out at the target level. Stock options and stock appreciation rights may be exercised within two years.
     Retirement. Vesting of restricted stock granted under the 2000 Stock Incentive Plan or the 2006 Equity Incentive Plan and of unvested stock options granted under the 1997 Employees and Directors Stock Option Plan are accelerated. Incentive compensation awards under the 2006 Equity Incentive Plan may be paid out in the amount that would have been payable under the 2006 Equity Incentive Plan during the year of termination, determined assuming the Named Executive Officer’s employment had not terminated, prorated based on the number of days of actual employment. Stock options must be exercised within three months, and stock appreciation rights may be exercised within one year.

     Termination Not “For Cause” or Constructive Termination. Vested stock options and stock appreciation rights may be exercised within three months.
     Change-In-Control. In the event of a change-in-control, vesting of unvested restricted stock granted under the 2000 Stock Incentive Plan or the 2006 Equity Incentive Plan and of unvested stock options granted under the 1997 Employees and Directors Stock Option Plan or the 2006 Equity Incentive Plan could be accelerated. Incentive compensation awards under the 2006 Equity Incentive Plan may be paid out at the target level, and vesting of unvested stock appreciation rights granted under the 2006 Equity Incentive Plan could be accelerated. Stock options and stock appreciation rights may be exercised until expiration. Change-in-control generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 50% of our voting stock, the control of the election of a majority of our directors, or the exercise of a controlling influence over our management or policies. In addition, under the employment agreements, a change-in-control occurs when, during any consecutive two-year period, our directors at the beginning of such period cease to constitute at least a majority of the Board.
     Involuntary or Constructive Termination in connection with a Change-in-Control. The stock options and stock appreciation rights may be exercised within three months.
     The tables below reflect the amount of compensation that could be payable to the Messrs. Borja and Roslin pursuant to their employment agreements in the event of termination of such executive’s employment or in the event of a change-in-control. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us, and the amounts shown for Messrs. Borja and Roslin may be prohibited by the TARP restrictions. The amounts shown assume that such termination or change-in-control was effective as of December 31, 2010, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. Messrs. Campanelli, Rinaldi and Kerin are not included in the tables below, because their employment agreements do not contain termination or change-in-control benefits.
Paul D. Borja

	Voluntary				Termination
	Termination				not for		Involuntary or
	and				“Just Cause”		Constructive
	Termination				and		Termination in
	For				Constructive	Change-in-	connection with a
	“Just Cause”	Disability	Death	Retirement	Termination	Control (1)	Change-in-Control (1)
Severance payment	$—	$—	$375,000	$—	$750,000	$—	$1,790,656
Benefits continuation	$—	$—	$6,787	$—	$6,787	$—	$13,574
Value of accelerated stock options	$—	$—	$—	$—	$—	$—	$—
Value of accelerated restricted stock	$—	$—	$—	$—	$—	$—	$—
Value of accelerated stock appreciation rights	$—	$—	$—	$—	$—	$—	$—

Total (2)	$—	$—	$381,787	$—	$756,787	$—	$1,804,230

(1)	The amount set forth in the “Value of accelerated restricted stock” row would only be paid once on a change-in-control and not once on a change-in-control and then again upon a termination following a change-in-control. Payment of such amount may be prohibited by the TARP restrictions.

(2)	The actuarial amounts to be paid out can only be determined at the times of separation, and the actual amounts would have been prohibited by the TARP restrictions.

Matthew I. Roslin

					Termination		Involuntary or
	Voluntary				not for		Constructive
	Termination				“Just Cause”		Termination in
	and				and		connection with a
	Termination For				Constructive	Change-in-	Change-in-Control
	“Just Cause”	Disability	Death	Retirement	Termination	Control (1)	(1)
Severance payment	$—	$—	$387,500	$—	$775,000	$—	$1,403,807

Benefits continuation	$—	$—	$5,125	$—	$5,125	$—	$10,249
Value of accelerated stock options	$—	$—	$—	$—	$—	$—	$—
Value of accelerated restricted stock	$—	$—	$—	$—	$—	$—	$—
Value of accelerated stock appreciation rights	$—	$—	$—	$—	$—	$—	$—

Total (2)	$—	$—	$392,625	$—	$780,125	$—	$1,414,056

(1)	The amount set forth in the “Value of accelerated restricted stock” row would only be paid once on a change-in-control and not once on a change-in-control and then again upon a termination following a change-in-control. Payment of such amount may be prohibited by the TARP restrictions.

(2)	The actuarial amounts to be paid out can only be determined at the times of separation, and the actual amounts would have been prohibited by the TARP restrictions.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     None of the members of the Compensation Committee has at any time been an officer or employee of us or our subsidiaries. Members of the Compensation Committee may, from time to time, have banking relationships in the ordinary course of business with the Bank, as described in the section entitled “CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS.” No member of the Compensation Committee had any other relationship with us during 2010 requiring disclosure as a related party transaction. During 2010, none of our executive officers served as a member of another entity’s compensation committee, one of whose executive officers served on our Compensation Committee or was a director of ours, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee.
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
     We and our subsidiaries regularly monitor transactions with its directors and executive officers and members of their immediate families for regulatory reporting purposes. The policies and procedures adopted by us and our subsidiaries include: (i) a written policy requiring compliance with the requirements of Regulation O, including the prompt reporting of extension of credit to the Board; (ii) a Code of Business Conduct and Ethics that governs potential conflicts of interest; and (iii) an audit committee charter that requires the Audit Committee to conduct a review of related party transactions in order to ensure that such transactions are on substantially the same terms as those prevailing for comparable transactions with non-affiliated persons or are otherwise fair to and in our or our subsidiaries best interests.
     We and our subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal stockholders. Each of the following business transactions conformed with the policies and procedures of ours and our subsidiaries, and it is the belief of management that such loans or transactions neither involved more than the normal risk of collection nor presented other unfavorable features.
     David J. Matlin, Mark R. Patterson and Gregory Eng, each of whom is a member of our Board, are Chief Executive Officer, Chairman, and Partner, respectively, of MatlinPatterson Global Advisers LLC, which formed MP Thrift. During the fiscal year ended December 31, 2010, we entered into the following transactions with MP Thrift:

•	On June 30, 2009, MP Thrift acquired $50 million of trust preferred securities pursuant to which we issued 50,000 shares and as to which MP Thrift converted into 6,250,000 shares of our common stock on April 1, 2010.

•	On January 27, 2010, MP Thrift exercised its rights to purchase 42,253,521 shares of our common stock for approximately $300 million.

•	On March 31, 2010, MP Thrift purchased 20,000,000 shares of our common stock for $100 million pursuant to a public offering.

•	On November 2, 2010, MP Thrift purchased 8,884,637 shares of our convertible preferred stock and 72,307,263 shares of our common stock at a price of $20.00 per share and $1.00 per share, respectively, pursuant to a public offering. On December 22, 2010, the convertible preferred stock was automatically converted into 177,692,740 shares of our common stock.
Where applicable, the number of shares of common stock set forth above reflect our one-for-ten reverse stock split effective May 27, 2010.
     Walter N. Carter is a member of our Board. He is a managing principal at Gateway Asset Management Company, which provides consulting services to us. We paid $169,000 to Gateway Asset Management Company for these consulting services in 2010.
     In addition to the transactions listed above, certain directors and executive officers of the Company and its subsidiaries, and members of their immediate families, were indebted to the Bank as customers in connection with mortgage loans and other extensions of credit by the Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. None of these loans have involved more than the normal risk of collectability or presented other unfavorable features.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports. Based solely on our review of copies of such reports received by us, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, we believe that all filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners during the year ended December 31, 2010 were timely met. Due to an inadvertent error, the Form 4 statements for Messrs. Campanelli, Borja, Rinaldi, Kerin, Roslin, DiNello, Soura and McGowan that related to the payment of share salary on October 1, 2010 were not filed with the SEC until October 6, 2010, and Form 4 statements for Messrs. Carter, Coleman, Hansen, Ovenden and Treadwell that related to the grant of restricted stock on January 22, 2010 were not filed with the SEC until April 21, 2011.
PROPOSAL 2
APPROVAL OF AN AMENDMENT TO THE 2006 EQUITY INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AVAILABLE FOR AWARDS, THE INDIVIDUAL AWARD LIMITS AND THE MAXIMUM NUMBER OF INCENTIVE OPTION SHARES AVAILABLE FOR ISSUANCE
     In 2006, we merged, amended and restated our 1997 Employees and Directors Stock Option Plan, 2000 Stock Incentive Plan and 1997 Incentive Compensation Plan (collectively, the “Prior Plans”) and renamed the consolidated single plan the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan.
     Originally, the maximum total number of shares of our common stock that could be issued under the 2006 Equity Incentive Plan was (1) 2,268,280 shares, which represents the total shares attributable to any authorized shares not issued and not subject to outstanding awards under our Prior Plans, both as amended plus (2) any shares subject to outstanding awards under our Prior Plans, both as amended, and the 2006 Equity Incentive Plan that ceased for any reason to be subject to such awards (except those not subject to such awards because of exercise or settlement in vested and nonforfeitable stock). In 2009, our stockholders approved an amendment (the “2009 Amendment”) to increase the total number of shares available for awards under the 2006 Equity Incentive Plan by 75,000,000 shares, from 2,268,280 shares to 77,268,280 shares, and such amount was decreased to 7,726,828 pursuant to our one-for-ten reverse stock split effective as of May 27, 2010. The 2009 Amendment also increased the limits on individual awards under the 2006 Equity Incentive Plan to 5,000,000 shares for options and stock appreciation rights and to 10,000,000 shares for other awards, and such amounts were decreased to 500,000 and 1,000,000, respectively, pursuant to our one-for-ten reverse stock split effective as of May 27, 2010.
     Proposal 2 requests stockholders to approve, in part, an amendment to increase the total number of shares available for awards under the 2006 Equity Incentive Plan. The purpose of this proposal is to maintain flexibility in providing incentive to employees and directors. If this proposal receives stockholder approval, the number of shares of common stock issuable under the 2006 Equity Incentive Plan would increase by 15,000,000 shares, from 7,726,828 shares to 22,726,828 shares.
     Proposal 2 also seeks to increase the limits on individual awards under the 2006 Equity Incentive Plan. Code Section 162(m) precludes a publicly held corporation from claiming a federal income tax deduction for annual compensation paid to certain senior executives in excess of $1,000,000 per person. The $1,000,000 deduction limit applies to our Chief Executive Officer and the next three highest compensated employees other than the chief financial officer, pursuant to guidance of the Internal Revenue Service. Code Section 162(m) generally provides that performance based incentive compensation meeting various criteria is exempt from the $1,000,000 deduction limit. The performance based incentive compensation exception requires, in part, that we establish an individual grant limit on various grants under the 2006 Equity Incentive Plan. Currently, the 2006 Equity Incentive Plan limits individual annual grants for options and stock appreciation rights to 500,000 shares. All other awards are limited to 1,000,000 shares per individual per year. Thus, prior to our participation in the TARP Capital Purchase Program, limits on individual awards under the 2006 Equity Incentive Plan allowed us to design equity compensation that best maximized our federal income tax deduction limit of $1,000,000 as annually applied to certain senior executives.
     Because of our participation in the TARP Capital Purchase Program, we are now subject to a $500,000 deduction limit under Code Section 162(m) and we cannot exclude performance based compensation from the limit. The lower deduction limit applies to all our Named Executive Officers, including our chief financial officer. The lower deduction limit will continue to apply as long as our participation in the TARP Capital Purchase Program continues. As such, the individual grant limits currently do not provide us any tax benefits. Nonetheless, we anticipate that at some future point, we will no longer participate in the TARP Capital Purchase Program. In an effort to plan for future compensation grants and to have flexibility to design compensation awards when we no longer participate in the TARP Capital Purchase Program, we are now seeking to increase the individual award limits.
     If this proposal receives stockholder approval, the 2006 Equity Incentive Plan will be amended to increase the individual annual grant limit for awards to 5,000,000 shares. These individual grant limits do not prevent our Compensation Committee from granting awards in an amount greater than these limits although our federal income tax deduction attributable to compensation earned under the award could be limited.
     Proposal 2 also seeks to increase the maximum number of incentive stock options that may be issued under the 2006 Equity Incentive Plan. The Code currently requires that the 2006 Equity Incentive Plan specify the aggregate number of shares that may be issued pursuant to incentive stock options. Currently, the 2006 Equity Incentive Plan sets the maximum number of incentive stock options available for issuance at 97,950, on a post-split basis. If this proposal receives stockholder approval, the 2006 Equity Incentive Plan will be amended to increase the maximum number of incentive stock options available for issuance to 1,500,000.
     We are required to receive stockholder approval of this proposal pursuant to Section 312.03 of the NYSE Manual. Additional information regarding our 2006 Equity Incentive Plan is set forth in Annex A hereto and stockholders are urged to review it in connection with voting on this proposal. A vote in favor of Proposal 2 constitutes an approval of amendment to our 2006 Equity Incentive Plan to increase the total number of shares available for awards under the 2006 Equity Incentive Plan, the individual award limits and the maximum number of incentive option shares available for issuance.
     The proposal to amend the 2006 Equity Incentive Plan will be approved if a majority of shares of common stock voted on this proposal are voted in favor of approval, provided that the total votes cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal. Failure to vote, broker non-votes and abstentions will not be included in the vote count to determine if a majority of shares voted in favor of this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum. MP Thrift has agreed to vote its shares in favor of this Proposal 2.
     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2006 EQUITY INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AVAILABLE FOR AWARDS, THE INDIVIDUAL AWARD LIMITS AND THE MAXIMUM NUMBER OF INCENTIVE OPTION SHARES AVAILABLE FOR ISSUANCE.
PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     Baker Tilly served as our independent registered public accountants for the year ended December 31, 2010. A representative of Baker Tilly is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.
     The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of our independent registered public accountants. The Audit Committee appointed Baker Tilly to serve as our independent registered public accountants for 2011.
     Selection of our independent registered public accountants is not required to be submitted to a vote of our stockholders for ratification. However, the Board is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Baker Tilly. After doing so, it may retain that firm or another without re-submitting the matter to our stockholders. Even if the stockholders ratify the appointment of Baker Tilly, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and our stockholders.
     Our independent registered public accountants will be ratified if a majority of shares of common stock voted on this proposal are voted in favor of approval. Failure to vote, broker non-votes and abstentions will not be included in the vote count to determine if a majority of shares voted in favor of this proposal. MP Thrift has agreed to vote its shares in favor of this Proposal 3.
     THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BAKER TILLY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
AUDIT COMMITTEE REPORT
     In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited financial statements with management and with the Company’s independent registered public accountants, Baker Tilly. The Audit Committee also discussed with Baker Tilly the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communications with Audit Committees”) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).
     In addition, the Audit Committee has received the written disclosures and the letter from Baker Tilly required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants communications with the Audit Committee concerning independence and discussed with Baker Tilly any relationships that may impact the independent registered public accountants’ objectivity and independence.
     Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Jay J. Hansen, Chairman
James D. Coleman
James A. Ovenden
Fees of Independent Registered Public Accountants
     The Audit Committee engaged Baker Tilly as our independent registered public accountants for the year ended December 31, 2010. The following table presents fees for professional audit services rendered by Baker Tilly for its audit for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by Baker Tilly during those periods.

	2010	2009
Audit fees (1)	$1,632,970	$1,205,658
Non-audit fees:
Audit-related fees (2)	46,750	48,065
Tax fees	—	—
All other fees	—	—

Total fees paid	$1,679,720	$1,253,723

(1)	Comprised of professional services rendered in connection with the regular annual audit of our financial statements, approximately $300,000 related to additional audit services provided in connection with our public stock offerings, and the reviews of the financial statements included in each of our Quarterly Reports of Form 10-Q for the years indicated.

(2)	Audit-related fees are for professional services related to the audit of our employee benefit plans.
     The Audit Committee has concluded that the provision of services covered under the caption “Non-audit fees” is compatible with its independent registered public accountants maintaining its independence. None of the hours expended on Baker Tilly’s engagement to audit the consolidated financial statements for the year ended December 31, 2010, were attributable to work performed by persons other than Baker Tilly’s full-time, permanent employees. No other fees were paid to Baker Tilly during 2010.
PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE PAY-FOR-PERFORMANCE COMPENSATION EMPLOYED BY THE COMPANY
     Pursuant to the provisions of Rule 14a-20 of the Securities Exchange Act of 1934 (the “Exchange Act”), companies that have received financial assistance under the TARP Capital Purchase Program (“TARP recipients”), such as us, are required to permit a stockholder vote on the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC. This requirement applies to an annual or other meeting of stockholders of a TARP recipient at which directors are to be elected and continues to apply so long as any obligation arising from financial assistance provided under the TARP Capital Purchase Program remains outstanding (the “compliance period”). Since we are subject to Rule 14a-20, we are not subject to the advisory vote otherwise required by Rule 14a-21 until the expiration of the compliance period. In accordance with Rule 14a-20 of the Exchange Act, we are submitting this non-binding advisory vote on the compensation of executives named in the Summary Compensation

Table, as disclosed pursuant to the SEC’s compensation disclosure rules, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.
     One of the main objectives of our executive compensation program is to align a significant portion of each executive officer’s total compensation with our annual and long-term performance and the interests of our stockholders. Our annual executive compensation plan, which plays a key role in fulfilling this objective, is designed specifically to establish a direct correlation between the annual incentives awarded to the participants and our financial performance.
     We and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “COMPENSATION DISCUSSION AND ANALYSIS” in this Proxy Statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.
     Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of our executive compensation program.
     The stockholder vote on this Proposal 4 shall not be binding on the Board and should not be construed as overruling a decision by the Board, including that of the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote on this proposal when considering future executive compensation arrangements during the compliance period. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our executive compensation disclosed pursuant to the SEC’s compensation disclosure rules through the following resolution adopted by the Board:
“Resolved, that the stockholders approve the compensation of executives named in the Summary Compensation Table, as disclosed pursuant to the SEC’s compensation disclosure rules, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosures) in this Proxy Statement.”
     The proposal to approve our executive compensation policies and procedures will be approved if a majority of shares of common stock voted on this proposal are voted in favor of approval. Failure to vote, broker non-votes and abstentions will not be included in the vote count to determine if a majority of shares voted in favor of this proposal. MP Thrift has agreed to vote its shares in favor of this Proposal 4.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF EXECUTIVES NAMED IN THE SUMMARY COMPENSATION TABLE, AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURES) IN THIS PROXY STATEMENT.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act, and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.
STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
     It is anticipated that our Annual Meeting in 2012 will be held on May 17, 2012. Stockholders who intend to present a proposal for action at that meeting and would like a copy of the proposal included in the Company’s proxy materials must forward a copy of the proposal or proposals to our principal executive office at 5151 Corporate Drive, Troy, Michigan 48098, and it must be received by us not later than December 17, 2011. In order to be included in the proxy statement, such proposals must comply with applicable law and regulations, including SEC Rule 14a-8, as well as the Articles.
     We will have discretionary authority to vote proxies on matters at the 2012 Annual Meeting if the matter is not included in the proxy statement and notice by a stockholder to consider the matter was not received by us prior to the deadline provided in the Articles for such matters. Under the Articles, stockholders must provide written notice of nominations for new directors or proposals for new business to our Secretary not fewer than 30 days nor more than 60 days prior to the date of the Annual Meeting. For the 2012 Annual Meeting of Stockholders, notice must be received by our Secretary no later than the close of business on April 18, 2012 and no earlier than the close of business on March 19, 2012. However, if public disclosure of the Annual Meeting is given fewer than 40 days before the date of the Annual Meeting, written notice of the proposal must be given prior to 10 days following the day on which notice of the Annual Meeting is mailed to stockholders. Such written notice must comply with the Articles.
     Nothing in this section shall be deemed to require us to include in our proxy statement and proxy relating to the 2012 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. A copy of the Articles can be obtained by written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.
INCORPORATION BY REFERENCE
     The Report of the Compensation Committee and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.
OTHER MATTERS
     The Board is not aware of any other business to be presented for action by the stockholders at the Annual Meeting other than those matters described in this Proxy Statement and matters incident to the conduct of the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2011.
     The Notice of Annual Meeting of Stockholders and the Proxy Statement relating to the Annual Meeting of Stockholders, as well as the 2010 Annual Report to Stockholders (the “Annual Report”), are available at http://investors.flagstar.com/phoenix.zhtml?c=91343&p=irol-proxy.
ANNUAL REPORT ON FORM 10-K
     A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, will be furnished without charge to persons who were stockholders as of the Record Date upon written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Dr., Troy, Michigan 48098.
     Our Annual Report to Stockholders, including financial statements, has been mailed to all persons who were stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report to Stockholders may obtain a copy by writing to the Chief Financial Officer of the Company as noted above. The Annual Report to Stockholders is not to be treated as a part of this proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Christine M. Reid

Christine M. Reid
Secretary
April 25, 2011

ANNEX A
2006 EQUITY INCENTIVE PLAN INFORMATION
     The following is an additional summary of the terms of the 2006 Equity Incentive Plan which is the subject of Proposal 2. This summary is not a complete description of all provisions of the 2006 Equity Incentive Plan and is subject to the actual terms of the 2006 Equity Incentive Plan. A copy of the 2006 Equity Incentive Plan is attached to our Current Report on Form 8-K filed on May 29, 2009.
Administration
     The 2006 Equity Incentive Plan will be administered by our Compensation Committee. Subject to the terms of the 2006 Equity Incentive Plan, the Compensation Committee has the discretion to determine which employees, directors and officers receive awards and the terms of each award made under the Plan. The Compensation Committee has the power to modify, cancel or otherwise change awards made under the Plan, subject to certain restrictions set forth in the 2006 Equity Incentive Plan. The Compensation Committee also has the sole authority to interpret the terms of the 2006 Equity Incentive Plan, including whether a “change of control”, as such term is defined in the 2006 Equity Incentive Plan, has occurred. Compensation Committee determinations under the 2006 Equity Incentive Plan are final and binding on all parties.
Awards and Eligibility
     Awards under the 2006 Equity Incentive Plan may be in the form of incentive stock options as defined in Section 422 of the Code (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance units, performance shares and incentive cash awards or any combination thereof. In addition, awards of restricted stock, restricted stock units, performance units and performance shares may be made in conjunction with dividend equivalency rights that provide for payments of dividend equivalents in cash or additional shares or awards with respect to any or all dividends or other distributions paid by us on our common stock. The 2006 Equity Incentive Plan also authorizes the Compensation Committee to make equity based awards not specifically provided for in the 2006 Equity Incentive Plan (“other awards”) on terms and conditions it determines to be appropriate.
     As with the prior plans, all of our directors, officers and employees are eligible to receive awards under the 2006 Equity Incentive Plan. Currently, 3,416 persons are eligible to receive awards under the 2006 Equity Incentive Plan. Except to the extent the terms of awards are determined under the investment agreement, the benefits or amounts that may be received by or allocated to any particular director, officer or employee of ours under the 2006 Equity Incentive Plan will be determined in the sole discretion of the Compensation Committee and, accordingly, are not presently determinable.
Shares Available for Issuance
     Currently, the maximum total number of shares of our common stock that can be issued under the 2006 Equity Incentive Plan is (1) 226,828 shares, which represents the total shares attributable to any authorized shares not issued and not subject to outstanding awards under our Stock Option Plan and Restricted Stock Plan, both as amended, plus (2) any shares subject to outstanding awards under our Prior Plans and the 2006 Equity Incentive Plan that cease for any reason to be subject to such awards (except those not subject to such awards because of exercise or settlement in vested and nonforfeitable stock), plus (3) 7,500,000 shares. Stock appreciation rights settled in only cash are not subject to the 2006 Equity Incentive Plan share limit. There is no limit on the maximum number of shares which may be granted as stock appreciation rights if the awards provide they will be settled only in cash and the Compensation Committee does not have the authority to later modify the award to permit settlement in stock or a combination of stock and cash. For purposes of determining whether shares are available for the issuance of ISOs, the maximum number of shares that may be issued through ISOs under the 2006 Equity Incentive Plan is 97,951.

     The number and kind of shares available under the 2006 Equity Incentive Plan (including the number and kind of shares issuable under any then outstanding awards) are subject to adjustments by the Compensation Committee in the event of certain corporate events such as stock splits, stock dividends, or other recapitalizations of us so as to prevent dilution or enlargement of the participants’ rights under the 2006 Equity Incentive Plan. Shares of common stock issued under the 2006 Equity Incentive Plan may be shares of original issuance, shares held in treasury or shares that have been reacquired by us.
Expired, Forfeited or Unexercised Awards
     If any award granted under the 2006 Equity Incentive Plan or the Prior Plans expires, is forfeited or becomes unexercisable without having been exercised or fully paid after the date of approval of the 2006 Equity Incentive Plan, the shares underlying such award will become available for future awards under the 2006 Equity Incentive Plan. Furthermore, if we settle any award in cash rather than in common stock, the shares underlying such award that are retained or otherwise not issued, will become available for future awards under the 2006 Equity Incentive Plan.
Options
     Both ISOs and NQSOs entitle the optionee to purchase shares of our common stock at a price equal to or greater than the fair market value on the date of grant. Stock options issued under the 2006 Equity Incentive Plan may be either ISOs or NQSOs, provided that only employees may be granted ISOs. No stock option may be exercised more than 10 years from the date of grant. Each grant may specify a period of continuous employment or service with us or any subsidiary that is necessary before the stock option or any portion thereof will become exercisable and may provide for the earlier exercise of the option in the event of a change-in-control or similar event.
Stock Appreciation Rights
     SARs represent the right to receive an amount equal to a specified percentage (not exceeding 100%) of the difference between the “base price” established for the SAR and the fair market value of our common stock on the date the SAR is exercised. The base price must not be less than 100% of the fair market value of our common stock on the date the SAR is granted. An award may specify a waiting period or periods before a SAR becomes exercisable and permissible dates or periods on or during which the SAR will be exercisable, and may specify that the SAR may be exercised only in the event of a change-in-control or other event. No SAR may be exercised more than 10 years from the grant date and each grant of a SAR must specify the period of continuous employment or service that is necessary before the SAR or installments thereof may be exercisable.
Restricted Shares
     An award of restricted shares involves the immediate transfer of ownership of a specific number of shares of our common stock to a participant in return for the performance of services or other restrictions as the Compensation Committee may determine. However, during a “restriction period” designated by the Compensation Committee, such shares are subject to forfeiture unless conditions specified by the Compensation Committee are met. These conditions will generally include the continuous employment of the participant with us (or service on the Board) and may include performance objectives that must be achieved. Although shares of restricted shares remain subject to forfeiture during the restriction period, the participant is entitled to vote these shares, receive all dividends paid on these shares and exercise all other ownership rights in such restricted stock. Restricted shares may become free of restriction prior to the end of a restriction period in the event of a change-in-control, disability or retirement, as those terms are defined in the 2006 Equity Incentive Plan. The Compensation Committee may provide for an accelerated lapse of the restriction period upon events or standards that it may determine, including the achievement of one or more performance goals.

Restricted Share Units
     A restricted share unit is an award denominated in shares of common stock that will be settled by the payment of cash based upon the fair market value of such specified number of shares of common stock. The Compensation Committee has the discretion to settle restricted share units by delivery of shares of common stock. The Compensation Committee will determine the number of restricted stock units to be awarded to any participant, the restriction period within which a grant may be subject to forfeiture, whether the grant or vesting depends upon the achievement of performance goals and other terms. During the restriction period, the participant is not entitled to vote or receive dividends on the shares subject to the award. A restricted share unit may become payable prior to the end of a restriction period in the event of a change in our control, disability or retirement, as those terms are defined in the 2006 Equity Incentive Plan. The Compensation Committee may provide for an accelerated lapse of the restriction period upon events or standards that it may determine, including the achievement of one or more performance goals.
Performance Units
     A performance unit consists of the right to receive a payment of cash upon achievement of a performance goal or goals and satisfaction of such other terms and conditions as the Compensation Committee may determine. In general, performance unit awards will be earned and vest only upon the attainment of one or more performance goals achieved over a performance period which will be a period determined by the Compensation Committee. The Compensation Committee may substitute common stock for the payment of cash otherwise made for a performance unit.
Performance Shares
     A performance share consists of the right to receive our common stock upon achievement of a performance goal or goals and satisfaction of such other terms and conditions as the Compensation Committee may determine. In general, performance shares will be earned and vest only upon the attainment of one or more performance goals achieved over a performance period which will be a period determined by the Compensation Committee. The Compensation Committee may settle performance shares by payment of cash based on the fair market value of such specified number of shares of common stock otherwise granted as a performance share.
Other Awards
     Subject to the terms and conditions of the 2006 Equity Incentive Plan and such other terms and conditions as it deems appropriate, the Compensation Committee may grant other awards, which are awards based on, settled in or otherwise referenced to common stock. Other awards are payable in cash or shares of common stock as the Compensation Committee determines to be in our best interests.
Section 162(m) Exemption
     The 2006 Equity Incentive Plan is designed to comply with the provisions of Code Section 162(m). Below we highlight the general rules of Code Section 162(m). The general rules applied to us prior to the Treasury’s acquisition of our Treasury Preferred Stock. We also discuss the restrictions under Code Section 162(m) on us because of the Treasury’s acquisition of our Treasury Preferred Stock.
     General Rules of Code Section 162(m). Code Section 162(m) precludes a publicly held corporation from claiming a federal income tax deduction for annual compensation paid to certain senior executives in excess of $1,000,000 per person. Under the general Code Section 162(m) rules, compensation is exempt from the $1,000,000 deduction limitation if it is “performance-based compensation.” Prior to the Treasury’s acquisition of our Treasury Preferred Stock, it was our intent that all awards made under the 2006 Equity Incentive Plan constitute qualified performance based compensation satisfying the relevant requirements of Code Section 162(m) and the regulations issued thereunder to maximize our federal income tax deduction. Accordingly, the Plan was administered and the provisions of the 2006 Equity Incentive Plan were interpreted in a manner consistent with Code Section 162(m).

     Under the general rules of Code Section 162(m), compensation derived from stock options and SARs is considered to be qualified performance based compensation if these awards are made by the Compensation Committee, provide the recipient the right to receive compensation based solely on an increase in the value of our stock, and are made within the limit set forth in the plan for awards to single individuals. Currently, the individual limit of the 2006 Equity Incentive Plan for awards of stock options and SARs is 500,000 shares per year.
     Awards other than stock options and SARs are considered to be qualified performance based compensation as long as they must vest (or may be granted or vest) solely upon the attainment of one or more objective performance goals unrelated to term of employment. The Compensation Committee must establish these performance goals in writing for participants within the first 90 days of the performance period (but in no event later than completion of 25% of the performance period) and the outcome of these goals must be substantially uncertain at the time the Compensation Committee actually established the goal. The performance goal must state an objective formula or standard used to compute the grant payable to the participant if the goal is attained and the Compensation Committee may not retain any discretion to later increase the amount payable upon attainment of the performance goals. For awards other than stock options and SARs, currently, the maximum annual shares of stock which may be granted to select executives as performance-based compensation is 1,000,000 per individual. Currently, the maximum cash payment to any one participant as performance-based compensation is $6,000,000.
     Under the 2006 Equity Incentive Plan, the performance goals must relate to one or more of the following for us: revenue; revenue growth; earnings (including earnings per share, earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, and earnings before or after taxes); operating income; gross profit; net income; profit margins; earnings per share; return on assets; return on equity; return on invested capital; economic value added; efficiency ratio (other expenses as a percentage of other income plus net interest income); stock price; gross dollar volume; cost containment or reduction; total stockholder return; market share; book value; asset growth; deposit growth; expense deposit ratios; management; cash flow; customer satisfaction; regulatory compliance metrics; CAMELS rating; and loan originations. The Compensation Committee may make equitable adjustments to established performance goals in recognition of unusual or non recurring events for the following qualifying objective items: asset impairments; acquisition related charges; accruals for restructuring and/or reorganization program charges; merger integration costs; merger transaction costs; any profit or loss attributable to the business operations of any entity or entities acquired during the period of service to which the performance goal relates; tax settlements; extraordinary, unusual in nature, infrequent in occurrence, or other non recurring items as described in Accounting Principles Board Opinion No. 30; any extraordinary, unusual in nature, infrequent in occurrence, or other non recurring items (not otherwise listed) in management’s discussion and analysis of financial condition results of operations, selected financial data, financial statements and/or in the footnotes each as appearing in the annual report to stockholders; unrealized gains or losses on investments; charges related to derivative transactions contemplated by Statement of Financial Accounting Standards No. 133; and compensation charges related to FAS 123(R). The Compensation Committee must certify in writing prior to payout that the performance goals and any other material terms were in fact satisfied.
     Impact of TARP and ARRA on Code Section 162(m). Since we received funds from the Treasury under the TARP Capital Purchase Program, Code Section 162(m) precludes us from claiming a federal income tax deduction for annual compensation of any nature paid to certain senior executives in excess of $500,000 per person. Unlike the general rules of Code Section 162(m), there are no exceptions for “performance-based compensation.” There are also special deduction limitations for compensation that is promised in a current tax year but payable and deductible in a later tax year. We do not intend to limit compensation awarded to select executives to the $500,000 compensation limit of Code Section 162(m), as limited by TARP and ARRA.
Transferability of Awards
     Except as provided below, no award under the 2006 Equity Incentive Plan may be transferred by a participant other than upon death by will or the laws of descent and distribution, and stock options and stock appreciation rights may be exercised during the participant’s lifetime only by the participant or, in the event of the participant’s legal incapacity, the guardian or legal representative acting on behalf of the participant. The Compensation Committee may expressly provide in an award agreement (other than an incentive stock option) that the participant may transfer the award if the Compensation Committee determines the transfer does not result in accelerated taxation, is not a transfer for value and is otherwise appropriate and desirable.

Termination
     The 2006 Equity Incentive Plan will terminate on the tenth anniversary of the date it was originally approved by stockholders, and no award will be granted under the plan after that date.
Plan Amendment
     The 2006 Equity Incentive Plan may be amended by the Board, but without further approval by our stockholders no such amendment may increase the limitations set forth in the 2006 Equity Incentive Plan on the number of shares that may be issued under the 2006 Equity Incentive Plan or any of the limitations on awards to individual participants. The Board may condition any amendment on the approval of the stockholders if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations.
Tax Consequences
     The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2006 Equity Incentive Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.
     Options. In general, an optionee will not recognize income at the time a NQSO is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a NQSO, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).
     An optionee generally will not recognize income upon the grant or exercise of an ISO. If shares issued to an optionee upon the exercise of an ISO are not disposed of in a disqualifying disposition within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
     Subject to certain exceptions for death or disability, if an optionee exercises an ISO more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a NQSO. In addition, if an optionee is subject to federal “alternative minimum tax,” the exercise of an ISO will be treated essentially the same as a NQSO for purposes of the alternative minimum tax.
     Stock Appreciation Rights. A participant who is granted a stock appreciation right generally recognizes no income upon grant of the stock appreciation right. At the time of exercise, however, the participant will recognize as ordinary income the amount received in exchange for the exercise, which is generally the excess of the fair market value of our common stock less the base price for the stock appreciation right.
     Restricted Stock. A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Code Section 83. However, a recipient who so elects under Code Section 83(b) within 30 days of the date of transfer of the restricted stock will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends that are paid out to a participant received with respect to restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.
     Restricted Stock Units. A recipient of restricted stock units generally will not recognize income until cash is paid out shares are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Code Section 83. At that time, the participant will recognize ordinary income equal to cash received or the fair market value of the shares, as applicable, reduced by any amount paid by the recipient.
     Performance Units, Performance Shares and Incentive Awards. A participant generally will not recognize income upon the grant of performance units, performance shares or an incentive award. Upon settlement of performance units, performance shares or incentive awards the participant generally will recognize as ordinary income an amount equal to the amount of cash received and/or the fair market value of any unrestricted stock received.
     Other Awards. The tax consequences of other awards will depend on the specific terms of such awards.
     Tax Consequences to Us. To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the general $1,000,000 limitation or the special $500,000 limitation on certain executive compensation under Code Section 162(m), as limited by TARP and ARRA.
Equity Compensation Plan Information
     The following table sets forth certain information with respect to securities to be issued under our equity compensation plans as of December 31, 2010.

			Number of Securities
			Remaining Available
	Number of Securities to Be	Weighted-Average	for Future Issuance
	Issued Upon Exercise of	Exercise Price of	Under Equity
Plan Category	Outstanding Awards	Outstanding Awards	Compensation Plans
Equity Compensation Plans approved by security holders (1)	3,208,767	$10.57	3,456,362
Equity Compensation Plans not approved by security holders	—	—	—

Total	3,208,767	$10.57	3,456,362

(1)	Consists of our 2006 Equity Incentive Plan, which provides for the granting of stock options, incentive stock options, cash-settled stock appreciation rights, restricted stock units, performance shares and performance units and other awards. The 2006 Equity Incentive Plan consolidated, merged, amended and restated our 1997 Employees and Directors Stock Option Plan, 2000 Stock Incentive Plan, and 1997 Incentive Compensation Plan. Awards still outstanding under any of the prior plans will continue to be governed by their respective terms. Under the 2006 Equity Incentive Plan, the exercise price of any option granted must be at least equal to the fair value of our common stock on the date of grant. Non-qualified stock options granted to directors expire five years from the date of grant. Grants other than non-qualified stock options have term limits set by the Board of Directors in the applicable agreement. All securities remaining for future issuance represent option and stock awards available for award under the 2006 Equity Incentive Plan.

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MICHIGAN 48098
REVOCABLE PROXY FOR THE ANNUAL MEETING
OF STOCKHOLDERS
MAY 17, 2011
The undersigned hereby constitutes and appoints Matthew I. Roslin and Christine M. Reid, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. (the “Company”) to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Dr., Troy, Michigan on May 17, 2011 at 11:00 a.m., local time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE APPROVAL OF ALL PROPOSALS SET FORTH BELOW, AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.
(1)	The election of directors: Joseph P. Campanelli, Walter Carter, James D. Coleman, Gregory Eng, Jay J. Hansen, David J. Matlin, James A. Ovenden, Mark Patterson, and David L. Treadwell

☐	For all nominees listed above	☐	Withhold authority to vote
	(except as marked to the contrary below).		for all nominees listed above.
(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE’S NAME BELOW.)

(2)	To increase the maximum number of shares available for awards, the individual award limits and the maximum number of incentive option shares available for issuance under the 2006 Equity Incentive Plan

☐ For	☐ Against	☐ Abstain
(3)	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accountants for the year ending December 31, 2011

☐ For	☐ Against	☐ Abstain
(4)	Approval of an advisory (non-binding) proposal relating to the executive pay-for-performance compensation employed by the Company

☐ For	☐ Against	☐ Abstain
(5)	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.
The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2010, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT.

Date:

Signature:

Signature:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.
Important notice regarding the availability of proxy materials for the annual stockholder meeting to be held on May 17, 2011.
The Notice of Annual Meeting of Stockholders and the Proxy Statement relating to the Annual Meeting of Stockholders, as well as the 2010 Annual Report to Stockholders, are available at http://investors.flagstar.com/phoenix.zhtml?c=91343&p=irol-proxy. This proxy will not be used if you attend the Annual Meeting and choose to vote in person.